UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

LIZ CLAIBORNE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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1441 Broadway
New York, New York 10018

April [ ], 2010

Fellow Stockholders:

It is with great pleasure that I invite you to this year’s Annual Meeting of Stockholders, which will be held on Thursday, May 27, 2010, at 1440 Broadway, New York, New York.

The meeting will start at 10:00 a.m., local time.

As we did last year, we are utilizing U.S. Securities and Exchange Commission rules allowing companies to furnish their proxy materials over the Internet. Instead of a paper copy of this Proxy Statement and our 2009 Annual Report, most of our stockholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including this Proxy Statement, our 2009 Annual Report and a form of proxy card.

I appreciate your continued confidence in our Company and look forward to seeing you on May 27th.

Sincerely,

/s/  William L. McComb
William L. McComb
Chief Executive Officer

LIZ CLAIBORNE, INC.
Notice of Annual Meeting
and
Proxy Statement
Annual Meeting of Stockholders
May 27, 2010

1441 Broadway
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Liz Claiborne, Inc. will hold its Annual Meeting of Stockholders on Thursday, May 27, 2010 at 1440 Broadway, New York, NY 10018, beginning at 10:00 a.m., local time.

Purposes of the meeting:

•	To elect four Directors;

•	To vote on a proposal to declassify the Board of Directors;

•	To vote on a proposal to permit stockholders to call a special meeting;

•	To vote on a proposal to approve the Liz Claiborne, Inc. 2010 Section 162(m) Long-Term Performance Plan;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year; and

•	To consider all other appropriate matters brought before the meeting.

Who may attend:

Only stockholders, persons holding proxies from stockholders, and representatives of the media and financial community may attend the meeting.

What to bring:

If your shares are registered in your name, you do not need to bring anything other than picture identification. If, however, your shares are held in the name of a broker, trust, bank, or other nominee, you will also need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

Record Date:

March 24, 2010 is the record date for the meeting. This means that owners of Liz Claiborne stock at the close of business on that date are entitled to:

•	Receive notice of the meeting; and

•	Vote at the meeting and any adjournments or postponements of the meeting.

Notice Regarding the Availability of Proxy Materials

Pursuant to Securities and Exchange Commission rules, we are furnishing proxy materials over the Internet and most of our stockholders will receive a Notice Regarding the Availability of Proxy Materials providing directions on how to access the proxy materials over the Internet.

Annual Report:

If you received a printed copy of the materials, included with the Proxy Statement is a copy of our 2009 Annual Report to Stockholders and a proxy card. The Annual Report is not a part of the Proxy Statement materials.

Your vote is important. Please vote promptly so that your shares can be represented, even if you plan to attend the annual meeting. Specific voting instructions can be found in the Questions and Answers section of the Proxy Statement, on the Notice Regarding the Availability of Proxy Materials, the proxy card, or the voting instruction card received from your bank or broker. If you need directions to the meeting, please call 212-626-5777.

By Order of the Board of Directors,

/s/  Nicholas Rubino
Nicholas Rubino
Senior Vice President — Chief Legal Officer,
General Counsel and Secretary

New York, New York
April [  ], 2010

PROXY STATEMENT

A Notice Regarding the Availability of Proxy Materials and the Proxy Statement and form of proxy are being distributed and made available to the stockholders of Liz Claiborne, Inc. (the “Company”) beginning April [ ], 2010. The Board of Directors of the Company is soliciting your proxy to vote your shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, May 27, 2010 at 1440 Broadway, New York, New York 10018, and any adjournments or postponements of the meeting (the “Annual Meeting”). We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on these matters. This information is provided to assist you in voting your shares.

In this Proxy Statement, “we,” “us” and “our” refer to the Company, and “you” and “your” refer to the Company’s stockholders.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The Company’s Board of Directors has made these materials available to you on the Internet or delivered paper copies of these materials to you by mail in connection with the Company’s Annual Meeting, which will take place on Thursday, May 27, 2010. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include our Proxy Statement for the Annual Meeting and our 2009 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?

Securities and Exchange Commission rules allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Why didn’t I receive a notice about the Internet availability of the proxy materials?

We are providing our stockholders who are participants in the Liz Claiborne, Inc. 401(k) Savings and Profit Sharing Plan (the “Savings Plan”), and stockholders who hold shares in the name of certain banks and brokers, with paper copies of the proxy materials instead of a Notice Regarding the Availability of Proxy Materials.

How can I access the proxy materials over the Internet?

The Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet and how to instruct us to send our future proxy materials to you electronically by e-mail.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a Notice Regarding the Availability of Proxy Materials will find instructions about how to obtain a paper copy of the proxy materials on their notice.

How may I obtain a copy of the Company’s Form 10-K and other financial information?

Stockholders may request a free copy of our 2009 Form 10-K by writing to our Investor Relations Department at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, New Jersey 07047. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company’s cost of reproduction. A copy of the Form 10-K (including exhibits) is also available on the Company’s website at www.lizclaiborneinc.com under “SEC Filings” in the Investor Relations section.

Who can vote?

You can vote if you were a holder of record of the Common Stock as of the close of business on Wednesday, March 24, 2010 (the “Record Date”).

How do I vote?

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

By Internet — Stockholders who received a Notice Regarding the Availability of Proxy Materials may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

By Telephone — Stockholders of record may submit proxies by telephone by following the instructions on the Notice Regarding the Availability of Proxy Materials or the proxy card. You will need to have the control number that appears on your Notice Regarding the Availability of Proxy Materials or proxy card available when voting by telephone.

By Mail — Stockholders who requested and have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction and mailing it in the accompanying pre-addressed envelope.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate on your proxy. If you sign a paper proxy card but do not specify how you want your shares to be voted, they will be voted FOR the election of the nominees named below under the caption “Proposal 1- Election of Directors;” FOR the approval of amendments to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors; FOR the approval of amendments to the Company’s Restated Certificate of Incorporation and By-laws to permit stockholders to call a special meeting; FOR the approval of the Liz Claiborne, Inc. 2010 Section 162(m) Long-Term Performance Plan; FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and in the discretion of the proxies named on the proxy card with respect to all other appropriate matters properly brought before the Annual Meeting.

Can I change my vote?

Yes. You can change or revoke your proxy by (i) sending a written notice to that effect that is received prior to the start of the Annual Meeting to the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018; (ii) submitting a new proxy over the Internet or, if you are a stockholder of record, by telephone: 1-866-540-5760; (iii) submitting a later dated proxy that is received before the Annual Meeting; or (iv) voting in person at the Annual Meeting (except for shares held in the Savings Plan).

Can I vote in person at the Annual Meeting instead of voting by proxy?

Yes. However, we encourage you to vote by Internet or by telephone or, if you received a paper proxy card, complete and return the proxy card, in order to ensure that your shares are represented and voted.

Also, only record or beneficial owners of our Common Stock, or those persons authorized in writing to attend on their behalf, may attend the Annual Meeting in person. Upon arrival at the Annual Meeting, you will be required to present picture identification, such as a driver’s license. Beneficial (or “street name”) owners will also need to bring a proxy or letter from the broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

How do I vote my 401(k) shares?

If you participate in the Savings Plan, follow the directions on your proxy card to vote shares held for you in your Savings Plan account, and such shares will be voted in accordance with your instructions. If you do not provide instructions by 11:59 p.m. May 26, 2010, Fidelity Management Trust Company, the trustee of the Savings Plan, will vote your shares in the same proportion as all Common Stock held under the Savings Plan for which timely instructions are received.

How do I vote shares held in The Bank of New York — Mellon BuyDIRECT Plan (“the BuyDIRECT Plan”)?

If you participate in the BuyDIRECT Plan sponsored and administered by The Bank of New York  — Mellon, simply follow the instructions on the Notice Regarding the Availability of Proxy Materials to vote shares held for you through The Bank of New York — Mellon BuyDIRECT Plan. If you do not give a proxy, such shares will not be voted.

How many shares are entitled to vote?

As of the close of business on the Record Date, there were [          ] shares of the Company’s Common Stock issued and outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

How many shares must be present to conduct the Annual Meeting?

In order to conduct business at the Annual Meeting, the majority of shares of Common Stock issued and outstanding on the Record Date (a “Quorum”) must be present, in person or by proxy. All signed and returned proxy cards will be counted for purposes of determining the presence of a Quorum.

What is the required vote for a proposal to pass?

Proposal 1 — In order to be elected, the number of votes cast “FOR” a Director nominee must exceed the number of votes cast “AGAINST” such nominee.

Proposals 2, 3 and 4 — Pursuant to Article FOURTEENTH of our Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote generally in the election of directors (considered as a single class) is required for these proposals to pass.

Proposal 5 — An affirmative vote of the majority of the votes cast on the proposal is required for the proposal to pass.

What is a “broker non-vote”?

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending on the type of proposals involved. “Broker non-votes” result when brokers are precluded by the N.Y.S.E. from exercising their discretion on certain types of proposals. Brokers do not have discretionary authority to vote on the proposals set out in this Proxy Statement, other than Proposal 5, ratification of the appointment of the independent registered public accounting firm.

How are broker non-votes treated?

The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a Quorum, but not as shares present and voting on a specific proposal.

Can I abstain from voting on a proposal?

Abstentions may be specified on all proposals being submitted.

How are abstentions treated?

The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a Quorum. For purposes of Proposals 1, and 5, abstentions will not be treated as shares present and voting on such proposals, and will have no effect on the outcome of such proposal. For purposes of Proposal 2, 3 and 4, abstentions count as votes cast and have the same effect as votes against such proposals.

Who pays for this proxy solicitation?

We do. We have hired Innisfree M&A, Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $18,000 plus reimbursement of reasonable expenses. In addition, the Company’s Directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile, or through similar methods.

We will also reimburse banks, brokers, fiduciaries, and custodians for their reasonable costs in forwarding proxy materials to beneficial owners of our stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

PROPOSAL 1 — ELECTION OF DIRECTORS

Your Board of Directors is currently divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. The classes generally are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that, each year, the stockholders elect approximately one-third of the members of the Board of Directors for a three-year term. For a description of the process under which Director nominees, including stockholder recommendations, are considered, and procedures by which stockholders may nominate persons for election as Directors, see “Corporate Governance and Board Matters — Consideration of Director Nominees,” beginning on page 12.

Upon the unanimous recommendation of the Nominating and Governance Committee of the Board, your Board of Directors has nominated Raul J. Fernandez, Kenneth P. Kopelman, Arthur C. Martinez and Doreen A. Toben for election at the Annual Meeting as Directors. Each is a Director whose current term expires at the Annual Meeting. Ms. Toben was first elected as a Director on October 6, 2009. She was identified as a Director candidate by a third-party search firm retained by the Nominating and Governance Committee of the Board to assist in a new director search.

At the Annual Meeting, stockholders are being asked to vote on amendments to the Company’s Restated Certificate of Amendment to declassify the Board of Directors as described in Proposal 2 below. The election of Directors under Proposal 1 is not conditioned upon approval by stockholders of Proposal 2. However, in the event stockholders approve Proposal 2, then Messrs. Fernandez, Kopelman and Martinez and Ms. Toben will each be elected for a one-year term expiring at the 2011 annual meeting of stockholders. If Proposal 2 is not approved at the Annual Meeting, then Messrs. Fernandez, Kopelman and Martinez and Ms. Toben will each be elected for a three-year term expiring at the 2013 annual meeting of stockholders.

The Company’s Corporate Governance Guidelines provide that 72 is the mandatory retirement age for Directors. Mr. Martinez, if elected to Board for a term expiring 2013, would turn 72 prior to the expiration of his term. In light of the contributions Mr. Martinez has made to the Board during his tenure and the contributions he is expected to make during his next term, in the event Mr. Martinez is elected to such term, your Board of Directors, based upon the recommendation of the Nominating and Governance Committee, has determined to waive the mandatory retirement age for Mr. Martinez to allow him to complete his term. Without such waiver, if elected Mr. Martinez would be required to resign at the 2012 annual meeting of stockholders.

In making its recommendation as to nominees for election, the Nominating and Governance Committee, composed entirely of independent Directors, evaluated, among other things, each nominee’s background and experience, as well as the other Board membership criteria set out in the Company’s Corporate Governance Guidelines (see “Corporate Governance and Board Matters — Consideration of Director Nominees”). The Nominating and Governance Committee also reviewed and evaluated the performance of Ms. Toben, Messrs. Fernandez, Kopelman and Martinez during their recent tenure with the Board and considered whether each of them was likely to continue to make important contributions to the Board. After consideration and discussion of the Committee’s recommendations, the Board determined to nominate each of these individuals for re-election as a Director.

The Board has affirmatively determined that each of the Director nominees, other than Mr. Kopelman is “independent,” as such term is defined under our Corporate Governance Guidelines and the New York Stock Exchange Corporate Governance listing standards (the “NYSE Corporate Governance Standards”). See “Corporate Governance and Board Matters — Board Independence” beginning on page 8. A copy of our current Corporate Governance Guidelines is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section.

We do not know of any reason why any of the nominees would not be available as a candidate. However, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies, in their discretion, determine.

Voting on the Proposal.

To be elected, each Director nominee must receive the affirmative vote of a majority of the votes cast on the nominee’s election (the number of votes cast “FOR” a Director nominee must exceed the votes cast “AGAINST” the Director nominee).

Your Board of Directors recommends a vote FOR the election of each of Raul J. Fernandez, Kenneth P. Kopelman, Arthur C. Martinez and Doreen A. Toben as a Director.

NOMINEES FOR ELECTION AS DIRECTORS:

RAUL J. FERNANDEZ — Mr. Fernandez, 43, was elected a Director of the Company in 2000. Mr. Fernandez is Chairman of ObjectVideo, Inc. From 2000 to 2002, he served as Chief Executive Officer of Dimension Data North America, an information systems integrator company, and as a director of its parent company, Dimension Data Holdings Plc, since 2001. He previously served as Chairman of the Board, Chief Executive Officer and President of Proxicom, Inc., a publicly traded Internet development and e-business consulting company he founded in 1991. Mr. Fernandez serves as advisor to Mobile Posse and SquareLoop, Inc. Mr. Fernandez serves as director of CMWare, Capitol Acquisition Corporation, TROW Associates, Inc., Network Solutions and FHC, Health Systems, Inc. Mr. Fernandez is also a partner in Lincoln Holdings LLC, which owns the Washington Capitals of the National Hockey League and a significant interest in the Washington Wizards of the National Basketball Association and the Verizon Center in Washington, D.C. He is also the co-founder of Venture Philanthropy Partners, a philanthropic Washington, D.C.-based investment organization that helps leaders building not-for-profit institutions, as well as the charitable organizations CharityWorks, DC College Access Program, DC Public Education Fund and DC Children First. Mr. Fernandez’s extensive operating experience and entrepreneurial background as founder and

CEO of technology companies, including in the area of e-business, provides the Board valuable perspective in the areas of technology and information systems.

KENNETH P. KOPELMAN — Mr. Kopelman, 58, was elected a Director of the Company in 1996. Since 1984, Mr. Kopelman has been a partner in the New York City law firm of Kramer Levin Naftalis & Frankel LLP, a firm which provides legal services to the Company. He is a Director and President of the New York Chapter of the National Association of Corporate Directors, a national not-for-profit membership organization serving the corporate governance needs of corporate boards and directors. Mr. Kopelman previously served as a director of Mobius Management Systems, Inc., a computer software company, through June 2007. Mr. Kopelman’s background as a corporate attorney and counselor provides the Board valuable insight in the areas of corporate governance matters and financing matters, and his long time experience within the apparel industry and association with the Company provides the Board with additional valuable perspective.

ARTHUR C. MARTINEZ — Mr. Martinez, 70, was elected a Director of the Company in 2001. Mr. Martinez retired in 2000 as Chairman, President, and Chief Executive Officer of Sears, Roebuck and Company (“Sears”), positions he held from 1995. From 1992 to 1995, he served as Chairman and Chief Executive Officer of the former Sears Merchandise Group. Prior to his tenure at Sears, Mr. Martinez served in various capacities at Saks Fifth Avenue (“Saks”), an apparel and related products retailer, and Saks’ parent company through 1990, BATUS, Inc., including as Vice Chairman and as Senior Vice President and Chief Financial Officer of Saks. Mr. Martinez is a director of IAC InterActive Corp., a multi-brand interactive company; PepsiCo, Inc., a consumer products company; HSN, Inc., a multi-channel interactive retailer; American International Group, Inc. (AIG); and International Flavors & Fragrances, Inc., a creator and manufacturer of flavor and fragrance products. Mr. Martinez also serves as Chairman of the supervisory board of ABN-AMRO Holdings, N.V., a Netherlands-based financial institution. Mr. Martinez serves on the boards of a number of not-for-profit organizations, including Northwestern University, Greenwich Hospital, Yale-New Haven Health System, Maine Coast Heritage trust and the Chicago Symphony. Mr. Martinez’ experiences as a chief financial officer and chief executive officer with major retail companies, and his extensive experience as a member of the board of multi-national companies, including companies within the consumer products and banking sector, provides the Board with valuable insight into retail operations and financial and corporate governance matters.

DOREEN A. TOBEN — Ms. Toben, 60, was elected a Director of the company in 2009. Most recently, Ms. Toben served as executive vice president of Verizon Communications, Inc., a position from which she retired in June 2009. From April 2002 to February 2009, she served as Verizon’s Chief Financial Officer and was responsible for its finance and strategic planning efforts. Prior to April 2002, Ms. Toben was senior vice president and chief financial officer with responsibility for finance and strategic planning for Verizon’s Telecom Group. A 30-year telecommunications veteran, she began her career at AT&T Corp. and over the years held various positions of increasing responsibility primarily in treasury, strategic planning and finance both there, and beginning in 1984, at Bell Atlantic Inc. Ms. Toben also serves as a director of the New York Times Company. Ms. Toben’s experience during her 21 years at Verizon in the areas of finance and strategic planning provides the Board with the perspective of someone familiar with all facets of a global enterprise, particularly in light of her recent direct responsibility for financial and accounting matters.

DIRECTORS WHOSE TERMS EXPIRE IN 2011:

KAY KOPLOVITZ — Ms. Koplovitz, 64, was elected a Director of the Company in 1992. Effective January 1, 2007, Ms. Koplovitz became Chairman of the Board. She is currently a principal of Koplovitz & Co. LLC., a media investment firm. Ms. Koplovitz is the founder of USA Network, an international cable television programming company, which included Sci-Fi Channel and USA Networks International, and served as its Chairman and Chief Executive Officer from 1977 to 1998. From January 2000 to June 2001, Ms. Koplovitz served as Chief Executive Officer of Working Woman Network, a multi-platform company which filed for liquidation under the Bankruptcy Code in September 2001. In 2001, Ms. Koplovitz established Boldcap Ventures, a venture capital fund of which she is a governing board member. Ms. Koplovitz serves on the boards of a number of not-for-profit organizations, including the Paley Center for Media, Springboard Enterprise and The International Tennis Hall of Fame, and serves on the Board of Trustees of Babson College. Ms. Koplovitz also serves on the board of CA, Inc., an information technology management software company and is Chairman of Joy Berry Enterprises, a provider of children’s living skills books, music and media. Ms. Koplovitz’s entrepreneurial and operating experience, including as founder and CEO of USA Networks, as well as her current role as principal of an investment company focused on companies in the media and technology sectors, provides the Board valuable insight into a range of operational matters and the capital markets.

WILLIAM L. MCCOMB — Mr. McComb, 47, joined the Company as Chief Executive Officer and a member of the Board of Directors in November 2006. Prior to joining the Company, Mr. McComb was a company group chairman at Johnson & Johnson. During his 14-year tenure with Johnson & Johnson, Mr. McComb oversaw some of the company’s largest consumer product businesses and brands, including Tylenol, Motrin, and Clean & Clear. He also led the team that repositioned and restored growth to the Tylenol brand and oversaw the growth of Johnson & Johnson’s McNeil Consumer business with key brand licenses such as St. Joseph aspirin, where he implemented a strategy to grow the brand beyond the over-the-counter market by adding pediatric prescription drugs. Mr. McComb’s prior experience at Johnson & Johnson in the areas of consumer products and brand marketing, as well as his direct operation of international businesses, provides valuable insights to the Board in the area of brand management and marketing. In addition, Mr. McComb’s day-to-day leadership as Chief Executive Officer of the Company provides the Board with intimate knowledge of the Company’s operation, challenges and opportunities.

DIRECTORS WHOSE TERMS EXPIRE IN 2012:

If Proposal 2 to declassify the Board is approved, the following Directors’ terms will expire at the 2011 Annual Meeting of Stockholders.

BERNARD W. ARONSON — Mr. Aronson, 63, was elected a Director of the Company in 1998. Mr. Aronson has been Managing Partner of ACON Investments LLC, a private investment vehicle, since 1996. He served as International Advisor to Goldman Sachs & Co. from 1993 to 1996 and as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. Mr. Aronson also served as Deputy Assistant to the President of the United States, Executive Speechwriter to the President, and Special Assistant and Speechwriter to the Vice President, from 1977 to 1981. Mr. Aronson is also a director of Hyatt Hotels Corporation, a hotel operator; Royal Caribbean Cruises Ltd., a global cruise company; and Mariner Energy Inc., an oil and gas exploration and production company. Mr. Aronson also serves on a number of not-for-profit boards, including the Center for Global Development and the National Democratic Institute for International Affairs. Mr. Aronson’s experience as an international private equity investor, his experience as a director of public companies, and his experience in government and international trade matters, provides the Board valuable perspective on government relations, corporate governance matters, capital markets and trade issues.

KENNETH B. GILMAN — Mr. Gilman, 63, was elected a Director in February 2008. Mr. Gilman was the Chief Executive Officer of Asbury Automotive Group, an automotive retailing and services company, from 2001 to May 2007. Previously, from 1976 to 2001, Mr. Gilman was employed in a variety of capacities with Limited Brands, a specialty apparel retailer, where his most recent assignment was Chief Executive Officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as Vice Chairman and Chief Administrative Officer of Limited Brands, with responsibility for finance, information technology, supply chain management, production, real estate, legal and internal audit. From 1987 to 1993, he was Executive Vice President and Chief Financial Officer of Limited Brands. He joined Limited Brands’ executive committee in 1987 and was elected to its board of directors in 1990. Mr. Gilman is also a director of Internet Brands Inc, an internet media company which operates a network of websites focusing on automotive, travel and leisure and home and home improvements. Mr. Gilman also serves as Trustee for the Jewish Center of the Hamptons and the Manhattan Institute, both not-for-profit organizations. Mr. Gilman’s extensive operating experience as Chief Financial Officer, Chief Administrative Officer and Chief Executive Officer of retail companies, including twenty-five years of experience at Limited Brands, provides the Board with valuable insight into operational issues, particularly in the retail sector, and financial matters.

NANCY J. KARCH — Ms. Karch, 62, was elected a Director of the Company in 2000. Ms. Karch was a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a Director Emeritus of McKinsey & Co., and serves as a director of MasterCard Inc., a payment systems brand and processor; Genworth

Financial, Inc., a company that provides various insurance and investment-related products and services in the United States and internationally; and The Corporate Executive Board, a business research company. She also serves on the board and the executive committee of the Westchester Land Trust, and on the board of Northern Westchester Hospital, both not-for-profit organizations. Previously, Ms. Karch served as a director of each of Toys “R” Us and the Gillette Company, until 2005. Ms. Karch’s background as a consultant to companies in the retail and consumer products sector, and her extensive experience as a public company director, provides the Board valuable insights into the retail industry and matters relating to brand marketing and corporate governance.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines. The Company’s current Corporate Governance Guidelines address, among other governance items, criteria for selecting Directors and Director duties and responsibilities. A copy of our current Corporate Governance Guidelines is available at our website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section.

Majority Vote. In February 2008, the Company amended its By-laws to implement a majority vote standard in uncontested director elections. Under this standard, in order for a nominee to be elected in an uncontested election, such nominee must receive the affirmative vote of a majority of the votes cast on such nominee’s election (votes cast “FOR” a nominee must exceed votes cast “AGAINST” the nominee). The Company maintains a plurality vote standard in contested director elections, where the number of nominees exceeds the number of directors to be elected.

In addition, as part of our Corporate Governance Guidelines, if an incumbent Director is not elected by a majority of the votes cast in an uncontested election, it is the policy that such director will tender his or her resignation to the Chairman of the Board promptly following certification of the stockholder vote, such resignation to be effective upon acceptance by the Board. A recommendation on whether to accept any such resignation will be made by the Nominating and Governance Committee to the Board, or if a majority of the members of the Nominating and Governance Committee did not receive the required majority vote, a special committee of independent directors. Generally, a Director who fails to receive a required majority vote will not participate in the Committee or Board meetings considering the resignation. The Board will act on any resignation within 90 days and such action may include: (i) accepting the resignation offer; (ii) deferring acceptance of the resignation offer until a replacement director with certain necessary qualifications held by the subject director (e.g., accounting or related financial management expertise) can be identified and elected to the Board; (iii) maintaining the director but addressing what the Board believes to be the underlying cause of the “against” votes; (iv) maintaining the Director but resolving that the Director will not be re-nominated in the future for election; or (v) rejecting the resignation offer. If accepting such resignation would result in the Company having (i) fewer than a majority of directors who were in office before the election or (ii) fewer than a majority of independent directors as required under the rules of the N.Y.S.E., such 90-day period may be extended by an additional 90 days, if such extension is in the best interest of the Company. If the Board does not accept the resignation, the director will continue to serve until his or her successor is duly elected, or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, acting on the recommendation of the Nominating and Governance Committee, may fill any resulting vacancy or may decrease the size of the Board. The Board of Directors will promptly publicly disclose the Board’s decision, and explain any determination not to accept the director’s resignation.

Board Independence. Under our Corporate Governance Guidelines, a substantial majority of our Board must be “independent,” as such term is defined under our Corporate Governance Guidelines and the NYSE Corporate Governance Standards. As required under the N.Y.S.E. Corporate Governance Standards, the Board annually assesses the independence of our Directors by making a determination, based upon the recommendation of the Nominating and Governance Committee, as to whether a Director or any member of her or his immediate family has any material relationship with the Company, either directly or indirectly.

To assist it in evaluating the independence of each Director, the Board has adopted the following categorical standards under which transactions and relationships falling within any of the listed categories will be deemed immaterial for purposes of the Board independence determinations:

1. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of business of the Company and the Entity, makes payment for goods and services received from the Company, or receives payment for goods and services (other than professional services) provided to the Company, if the gross amount of such payments in any fiscal year of the Company does not exceed the lesser of (x) 1% of the revenues of the Company for its most recently completed fiscal year; (y) 1% of the revenues of the Entity for its most recently completed fiscal year; and (z) (i) $1 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $20 million, if the Director (or immediate family member) is a director of the Entity.

2. A Director (or an immediate family member) serves as a director or trustee of, or is otherwise affiliated with, a charity, hospital or other not-for-profit organization to which the Company or the Liz Claiborne Foundation has made discretionary charitable contributions (excluding matching contributions) not exceeding $100,000 in any of the three preceding fiscal years of the Company.

3. A Director (or an immediate family member) beneficially owns for investment purposes less than 5% of the outstanding voting securities of a publicly traded company having a business relationship, directly or through one or more subsidiaries, with the Company, provided that the Director (or immediate family member) is not a director, executive officer or employee of the publicly traded company.

4. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, participates in a credit or similar facility entered into by the Company, as lender but not as agent, in an amount that does not exceed the lesser of (x) 10% of the total participations in the facility; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) (i) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $100 million, if the Director (or immediate family member) is a director of the Entity.

5. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, holds for investment purposes publicly issued debt securities of the Company (including debt securities issued in so-called Rule 144A transactions) in an amount that does not exceed the lesser of (x) 10% of the total principal amount of the debt securities of any issue outstanding; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) (i) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $100 million, if the Director (or immediate family member) is a director of the Entity.

For purposes of these standards, (i) “Company” means Liz Claiborne, Inc. and any controlled affiliate; (ii) “Entity” means a corporation, partnership, limited liability company or other organization in which the Company director, alone or together with members of his or her immediate family, does not beneficially own in excess of 0.5% of the outstanding equity securities; and (iii) “immediate family member” has the meaning provided in Rule 404(a) of Regulation S-K under the Securities Exchange Act.

After applying these standards and considering all relevant facts and circumstances, the Board, based upon the recommendation of the Nominating and Governance Committee, has affirmatively determined that the following Directors are “independent” as defined in our Corporate Governance Guidelines and the listing standards of the N.Y.S.E.: Messrs. Aronson, Fernandez, Gilman and Martinez, and Mss. Karch, Koplovitz and Toben. In making its recommendation, the Nominating and Governance Committee considered charitable donations made to not-for-profit charities for which Directors Mr. Aronson, and Mss. Koplovitz and Toben serve as directors, which contributions in each instance did not exceed $50,000. The Committee also considered payments for services from a company for which Ms. Karch serves as a director, and for purchases of goods from a company for which Mr. Martinez serves as a director. None of such payments exceeded 1% of such companies’ revenues or the Company’s revenues. The Committee determined that none of the foregoing transactions impaired the Director’s independence. William L. McComb, who serves as the Company’s Chief Executive Officer, and Kenneth P. Kopelman, who is a partner at Kramer Levin Naftalis & Frankel LLP, a law firm that provides certain legal services to the Company, have been determined not to be “independent” directors. See “Certain Relationships and Related Transactions,” beginning on page 18.

Board Leadership Structure. Our Board’s Chairman is Kay Koplovitz, who is a non-employee independent director. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, the Board, under our Corporate Governance Guidelines, reserves the right to determine the appropriate leadership structure for the Board on a case-by-case basis. We separated the positions of Chairman of the Board and Chief Executive Officer in October 2006 at the time of CEO succession, appointing Ms. Koplovitz to serve as the non-executive Chairman of the Board effective January 1, 2007.

As the Company continues its turn-around efforts, the Board believes the separation remains appropriate as it allows our CEO to focus on the day-to-day challenges faced by our Company, while the Chairman focuses on leading the Board in its responsibilities of acting in the best interests of the Company and stockholders. The Chairman of the Board is responsible for managing the business of the Board, including setting the Board agenda (with Board and management input), facilitating communication among directors, presiding at meetings of the Board of Directors and shareholders, sitting as chair at executive sessions at each regularly scheduled Board meeting, and providing support and counsel to the Chief Executive Officer.

Meetings. During the fiscal year ended January 2, 2010, the Board of Directors held sixteen meetings, and the Committees of the Board held a total of thirty-seven meetings. Each Director attended more than 75% of the meetings held by the Board of Directors and each Committee on which he or she served. Our Corporate Governance Guidelines provide that all Directors are expected to attend the Annual Meeting of Stockholders, except in the event of special circumstances. All of our then current Directors attended our 2009 Annual Meeting of Stockholders, other than one former Director.

Pursuant to our Corporate Governance Guidelines, the Board meets in executive session (without management present) at each regular Board Meeting, and the independent Directors meet together at least annually.

Board Committees. The Board of Directors has four standing Committees as described below. All members of the Nominating and Governance Committee, the Audit Committee and the Compensation Committee are “independent,” as such term is defined in the N.Y.S.E. Corporate Governance Standards and our Corporate Governance Guidelines.

Current members of the standing committees are as follows:

Nominating and Governance	Audit	Compensation	Finance

Bernard W. Aronson(1)	Kenneth B. Gilman	Raul J. Fernandez	Bernard W. Aronson

Nancy J. Karch	Nancy J. Karch(1)	Arthur C. Martinez(1)	Raul J. Fernandez

Kay Koplovitz	Arthur C. Martinez	Doreen A. Toben	Kenneth B. Gilman (1)

	Doreen A. Toben		Kenneth P. Kopelman

(1)	Chair of the Committee.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for making recommendations with respect to the nomination by the Board of qualified candidates to serve as Directors of the Company and Board Committee assignments and chair appointments, overseeing the annual performance evaluations of the Board, its Committees and senior management, and reviewing and advising the Board on issues of corporate governance (including the Company’s Corporate Governance Guidelines) and corporate and social responsibility. The Committee’s responsibilities are set forth in the Nominating and Governance Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. The Committee met seven times during 2009.

Audit Committee.  The Audit Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices and financial statements of the Company, the independence, qualifications and performance of the Company’s independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements, the performance of the Company’s internal audit function and the Company’s internal audit firm. The Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm and reviewing and approving in advance audit engagement fees and all permitted non-audit services and fees. The Committee’s responsibilities are set forth in the Audit Committee Charter, a copy of which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. The Committee met ten times during 2009.

The Board has determined that each of the Audit Committee members is “independent” within the meaning of the applicable Securities and Exchange Commission (“S.E.C.”) regulations and the NYSE Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. The Board has further determined that all members of the Audit Committee are “financially literate” under the NYSE Corporate Governance Standards and that Mr. Martinez and Ms. Toben each qualifies as an “audit committee financial expert” within the meaning of S.E.C. regulations, with accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Standards.

Compensation Committee.  The Compensation Committee assists the Board in carrying out its responsibilities relating to the compensation of the Company’s executives. The Committee determines the goals and objectives, and makes determinations regarding salary and bonus for, the Chief Executive Officer, approves salaries and bonuses for the other executive officers, makes award decisions regarding equity-based compensation plans and makes recommendations to the Board and senior management regarding Company compensation programs. The Compensation Committee also has overall responsibility for approving and evaluating the executive compensation and benefit plans, policies and programs of the Company, and the Company’s various stockholder-approved stock incentive plans. The Compensation Committee also monitors the Company’s compensation structure and any potential of it to cause inappropriate risk-taking behavior. The Committee’s responsibilities are set forth in the Compensation Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section.

The Board has determined that each of the Committee members is independent under the NYSE Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. All Committee determinations that are intended to comply with Section 162(m) of the Internal Revenue Code (“Section 162(m)”) are made by at least two Committee members who qualify as “outside directors” under Section 162(m).

Since November 2006, the Committee has engaged Semler Brossy Consulting Group, LLC (“Semler”), a third-party executive compensation consulting firm, to advise the Committee in connection with its review of executive compensation matters, including the level of total compensation packages provided to executive officers. For more information, see “Compensation Discussion and Analysis,” beginning on page 19. The Committee met nine times during 2009.

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and each was determined to have no relationship required to be disclosed pursuant to Item 404 of S.E.C. Regulation S-K. In addition, no executive officer of the Company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2009, an executive officer who served as a member of our Board of Directors or our Compensation Committee.

Finance Committee.  The Finance Committee advises the Board on a variety of corporate finance issues, including the Company’s policies regarding dividends, investments, issuances and purchases of securities, capital expenditures, and proposed acquisition and divestiture matters. The Committee’s responsibilities are set forth in the Finance Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request, care of the Company’s Corporate Secretary, at 1441 Broadway, New York, NY 10018. The Committee met eleven times during 2009.

Board’s Role In Risk Oversight. Our Board has an active role in risk oversight of the Company. While Company management is charged with the day-to-day management of risks the Company faces, the Board, as a whole as well as through the Board’s Committees, is responsible for oversight of risk management. To this end, each of our Board committees meets regularly with management and discusses the risks within its areas of responsibilities and reports to the full Board at each regularly scheduled Board meeting. The Audit Committee has responsibility for oversight of financial reporting related risks, including those related to the Company’s accounting, auditing and financial reporting practices. This Committee reviews an annual risk assessment report, prepared by the Company’s internal audit team, which identifies internal control risks and informs the internal audit plan for the next fiscal year. This Committee also reviews reports of the anonymous calls made to the Company’s ethics “hot line,” and considers any material allegations and disciplinary actions brought to its attention as well as other reports of issues under the Company’s Code of Ethics and Business Practices. The Finance Committee oversees corporate finance related risks. This Committee monitors the Company’s financial condition, capital structure and financing strategies, and makes recommendations for mitigating associated risks. The Compensation Committee oversees risks arising from the Company’s compensation policies and programs. This Committee has responsibility for evaluating and approving the executive compensation and benefit plans, policies and programs of the Company. The Nominating and Governance Committee oversees corporate governance risks, and oversees and advises the Board with respect to the Company’s positions and practices regarding significant issues of corporate and social responsibility.

Consideration of Director Nominees. Our Nominating and Governance Committee, composed entirely of independent Directors, is responsible for identifying and evaluating our nominees for Director. While the Board considers specific functional silos and slots within the Board when identifying nominees, the Board seeks Board members with broad-based experiences and a number of areas of focus and expertise, who can make important contributions to the Board’s deliberations and decisions on a wide variety of strategic and operational challenges. Furthermore, although there is no formal policy concerning diversity considerations, the Nominating and Governance Committee does consider diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the Board and identifying Director nominees. In addition, the Board is committed to maintaining the Company’s long-standing tradition of inclusion and diversity within the Board, following the Company’s policy of non-discrimination based on sex, sexual preference, race, religion or national origin.

Process for Identifying and Evaluating New Director Candidates.  The Committee regularly assesses the appropriate size of the Board and mix of Directors and solicits ongoing input from the Board (including the Chairman) with the goal of identifying and informally approaching possible Director candidates in advance of actual need.

When an expected or actual need for a new Director is identified, the Committee considers what qualities or skills would be most appropriate; this is informed by the then mix of talent and expertise of sitting Directors, developments (current and anticipated) in the Company’s business, the skill set embodied by a departing Director, and other factors. In considering candidates, the Board is committed to maintaining the Company’s tradition of inclusion and diversity within the Board. A set of search criteria, including those set forth under “Director Qualifications” below, is then developed by the Committee for discussion with the full Board. During such discussions, our Directors may identify, either directly or through their personal networks, potential candidates meeting one or more of the criteria. The Committee may also engage search firms to identify appropriate candidates; the Committee has sole authority to retain and terminate any search firms and determine their fees and terms of engagement. Potential candidates may also come to the Committee’s attention through stockholders and others. Once candidates who meet one or more of the search criteria are identified, the Committee evaluates and discusses the potential director candidates with the full Board and arranges for meetings with appropriate candidates. The Committee discusses the results of these sessions and other background information and determines whether to make a recommendation to the full Board as to the candidate’s nomination. The full Board, after considering the recommendation and report of the Committee, then determines whether to extend the candidate an offer to join.

Director Qualifications.  The Board requires that all Director nominees be able to fulfill a Director’s fiduciary duties in the best interests of the Company and all of its stockholders. In this spirit, all nominees should meet the criteria listed in our Corporate Governance Guidelines under “Board Membership Criteria,” including unquestioned integrity and strength of character, practical and mature judgment, substantial business experience with practical application to the Company’s needs, adequate time to devote to service on the Board, no conflicts of interest that would interfere with Board service, and a commitment to having a meaningful long-term equity ownership stake in the Company. The Company also requires that a substantial majority of Directors be independent, that at least three of the independent Directors have the financial literacy necessary for service on the Audit

Committee and that at least one of these Directors qualifies as an “audit committee financial expert,” that at least some of the independent Directors have service as a senior executive of a public or substantial private company, and that some of the independent Directors have an in-depth familiarity with the apparel and retail industries.

Process for Evaluating Incumbent Directors.  As a general matter, the Committee is of the view that the continued service of qualified incumbents gives the Company the benefit of familiarity with and insight into the Company’s affairs that its Directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body for the benefit of all stockholders. Accordingly, in selecting candidates for nomination at the Annual Meeting of Stockholders, the Committee begins by determining whether the incumbent Directors whose terms expire at the Annual Meeting desire and are qualified to continue their service on the Board. The Committee reviews and evaluates each incumbent’s performance during her or his prior term. If the evaluation is favorable, the incumbent continues to satisfy the criteria for Board membership, and the Committee believes the incumbent will continue to make important contributions to the Board, the Committee will, absent special circumstances, nominate the incumbent for re-election as a Director.

Consideration of Stockholder Recommendations of Candidates for Election as Directors.  The Committee will consider recommendations for Director nominations submitted by stockholders. The Committee will evaluate these candidates in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder wishing to recommend to the Committee a candidate for election as Director must submit the recommendation in writing, addressed to the Committee, care of the Company’s Corporate Secretary, at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018. Each nominating recommendation must be accompanied by the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each recommended nominee, along with such information regarding the nominee as would be required to be disclosed in a proxy statement under S.E.C. regulations, as well as the stockholder or group of stockholders making the recommendation, information concerning any relationships between the recommending stockholder(s) and the proposed nominee, the qualifications of the proposed nominee to serve as a Director, and such other information called for on the Company’s website at www.lizclaiborneinc.com under “Corporate Governance Guidelines” in the Investor Relations section. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the stockholder and proposed nominee to discuss the proposed nomination with the Committee, if the Committee decides in its discretion to do so.

In addition, the Company’s Certificate of Incorporation provides for a process by which stockholders may make director nominations for consideration at the Annual Meeting of Stockholders. See “Stockholder Nominations for Directors” below.

Stockholder Nominations for Directors.  Written notice of any nomination for director for consideration at the Annual Meeting of Stockholders must be delivered to the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018, not less than 90 days nor more than 120 days prior to the date of the meeting at which Directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, the number of shares of Common Stock beneficially owned by, each nominee and such other information as set forth in the Company’s Certificate of Incorporation, which can be found www.lizclaiborneinc.com under Restated Certificate of Incorporation in the Investor Relations section.

Communications with the Board. Stockholders and other interested parties may communicate with the Board, the non-management Directors as a group, any Committee of the Board or any individual member of the Board, including the Chair of the Nominating and Governance Committee, by either writing care of the Company’s Corporate Secretary at 1441 Broadway, New York, New York 10018 or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com. All communications will be reviewed by the Company’s Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate Directors. Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chair of the Audit Committee.

PROPOSAL 2 — APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED
CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

In response to a favorable vote by the stockholders at the Company’s 2009 Annual Meeting of Stockholders on a stockholder proposal to eliminate the classification of the Board, the Nominating and Governance Committee, as well as the Board, reviewed the Board classification provisions in the Restated Certificate of Incorporation (the “Certification of Incorporation”) and considered the implications of declassifying the Board. In general, a classified board structure provides stability and continuity and ensures that, at any given time, there are experienced directors serving on the Board who are familiar with the Company and its business, management, strategic goals and challenges, thereby fostering effective long-term strategic planning. In addition, a classified board can reduce the Company’s vulnerability to coercive takeover tactics. On the other hand, classified boards are perceived by certain investors to have the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to evaluate and elect all directors on an annual basis.

The Nominating and Governance Committee and the Board have considered carefully the advantages and disadvantages of maintaining a classified board structure, and in the past concluded that it would be in the best interest of the Company and its stockholders to maintain a classified board. This year, in light of the vote of the Company’s stockholders at the 2009 Annual Meeting of Stockholders on the stockholder proposal to declassify the Board, and after careful consideration of the various arguments for and against a classified board, the Board has determined, upon the recommendation of the Nominating and Governance Committee, that declassifying the Board is advisable and in the best interest of the Company and its stockholders.

Accordingly, the Board has adopted resolutions approving and declaring the advisability of adopting a proposed amendment to the Certificate of Incorporation to declassify the Board and recommends that stockholders approve this proposed amendment.

Our Current Board Classification Provisions

Article FIFTH of the Certificate of Incorporation currently divides the Board into three classes. Each class is elected for a three-year term, with the terms staggered so that approximately one-third of the directors stands for election each year. Accordingly, as described in Proposal 1, the terms of four directors expire at the 2010 Annual Meeting of Stockholders, the terms of two Directors expire at the 2011 Annual Meeting of Stockholders, and the terms of three Directors expire at the 2012 Annual Meeting of Stockholders.

Declassification of the Board

If the proposed amendment to the Certificate of Incorporation is adopted, the Board would be declassified and directors would be elected or appointed as follows:

•	all directors elected or appointed at or after the 2010 Annual Meeting of Stockholders would serve for terms expiring at the next Annual Meeting of Stockholders;

•	all directors currently in office whose terms expire at the 2011 Annual Meeting of Stockholders would continue to hold office until the 2011 Annual Meeting of Stockholders;

•	all directors currently in office whose terms expire at the 2012 Annual Meeting of Stockholders would continue to hold office, but only until the 2011 Annual Meeting of Stockholders; and

•	any director chosen as a result of a newly created directorship or to fill a vacancy on the Board after the 2010 Annual Meeting of Stockholders will hold office for a term expiring at the next Annual Meeting of Stockholders.

Accordingly, if the proposed amendment to the Certificate of Incorporation is adopted, the nominees for election to the Board under Proposal 1 would be elected for a term expiring at the 2011 Annual Meeting of Stockholders and, thereafter, beginning at the 2011 Annual Meeting of Stockholders, all Directors would be elected to serve for a term expiring at the next Annual Meeting of Stockholders.

If the proposed amendment to the Certificate of Incorporation is not adopted, the nominees for election to the Board under Proposal 1 would be elected for three-year terms expiring at the 2013 Annual Meeting of Stockholders, and the Board would remain classified as currently provided in the Certificate of Incorporation. In addition, any Director chosen as a result of a newly created directorship or to fill a vacancy on the Board would hold office until the next election of the class for which such Director shall have been chosen.

A copy of the proposed amendment to the Certificate of Incorporation marked to show all changes proposed under this Proposal 2, against the current Certificate of Incorporation is attached as Exhibit A to this Proxy Statement, with deletions indicated by strikeout and additions indicated by underline that will be made to the extent stockholders approve the amendment. The current provisions of the Certificate of Incorporation and the proposed amendment to the Certificate of Incorporation described above are qualified in their entirety by reference to the actual text as set forth in Exhibit A.

Voting on the Proposal.

Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered as a single class). An abstention or other failure to vote on this Proposal 2 is not an affirmative vote and therefore will have the same effect as a vote against this Proposal.

If this Proposal 2 is approved by the requisite stockholder vote, then the proposed amendment to the Certificate of Incorporation will be adopted, and a Certificate of Amendment to the Certificate of Incorporation reflecting the proposed amendment to the Certificate of Incorporation will be filed with the State of Delaware promptly after the Annual Meeting. Adoption of this Proposal 2 would not change the number of directors, nor would it affect, except as described above, the authority of the Directors to change that number and to fill any vacancies or newly created directorships.

Assuming this Proposal 2 is approved, the Board has approved, subject to the effectiveness of the Certificate of Amendment to the Certificate of Incorporation as described above, conforming changes to the Company’s By-laws (the “By-laws”), a copy of which is marked to show such conforming changes is attached as Exhibit A to this Proxy Statement, with deletions indicated by strikeout and additions indicated by underline.

Your Board recommends that you vote FOR Proposal 2 to approve the amendment to our Certificate of Incorporation, as provided in Exhibit A to this Proxy Statement, to declassify the Board.

PROPOSAL 3 — APPROVAL OF AMENDMENT TO THE COMPANY’S
RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS TO PERMIT
STOCKHOLDERS TO CALL A SPECIAL MEETING

The Nominating and Governance Committee, as well as the Board, has reviewed the special meeting provisions in the Company’s current Certificate of Incorporation and By-laws and considered the implications of amending such provisions to allow stockholders to call a special meeting of the stockholders.

After careful consideration, and upon the recommendation of the Nominating and Governance Committee that stockholders be allowed to call special meetings of the stockholders, the Board agreed and determined that amendments to the Certificate of Incorporation and By-laws are advisable and in the best interest of the Company and its stockholders. Such amendments to the Certificate of Incorporation and By-laws, if adopted, would amend Article EIGHTH of the Certificate of Incorporation and Article II of the By-laws to allow stockholders that own of record, in the aggregate, not less than 35% of the outstanding shares of capital stock of the Company the right, subject to certain requirements and limitations, to call a special meeting of the stockholders.

The Board has adopted resolutions approving and declaring the advisability of adopting these proposed amendments to the Certificate of Incorporation and By-laws, subject to stockholder approval, and recommends that stockholders approve these proposed amendments. While our By-laws provide our Board with the ability to amend the By-laws, given that much of the details relating to the proposed grant of the right to call a special meeting will be included in the By-laws, the Board believes stockholders should be provided the opportunity to vote on the By-law changes, as well as the Certificate of Incorporation amendment.

Our Current Special Meeting Provisions

Under Article EIGHTH of the Certificate of Incorporation and Article II of the By-laws, special meetings of the stockholders may only be called by the Board. As a result, stockholders do not presently have the right or ability to call a special meeting of the stockholders.

Amendment to Special Meeting Provisions in the Certificate of Incorporation and By-laws

If the proposed amendments to the Certificate of Incorporation and By-laws are adopted, stockholders that own of record, in the aggregate, not less than 35% of the outstanding shares of capital stock of the Company will be entitled, subject to certain requirements and limitations, to call a special meeting of the stockholders. Among other requirements and limitations, the proposed amendments would obligate the requesting stockholders to provide certain information about the proposed purpose of the requested special meeting and about the requesting stockholders. In addition, the proposed amendments would provide that a special meeting requested by stockholders would not be held if the business specified in the request was not a proper subject for stockholder action under applicable law or if the business specified in the request was considered at certain recent stockholder meetings or will be considered upcoming stockholder meetings.

The Board believes that special meetings of stockholders should be extraordinary events that occur when fiduciary obligations or strategic concerns require that the matters to be addressed not be delayed until the next annual meeting of the stockholders. Moreover, because special meetings are expensive for the Company and potentially disruptive to its normal business operations, the Board believes that a small minority of stockholders should not be permitted to call an unlimited number of special meetings for any reason. In light of these considerations, the Board believes that establishing an ownership threshold of 35%, along with certain procedural requirements and limitations, in order for stockholders to call a special meeting achieves a reasonable balance between enhancing stockholder rights and adequately protecting stockholder interests.

A copy of the proposed amendment to the Certificate of Incorporation, marked to show all changes proposed under this Proposal 3 against the current Certificate of Incorporation is attached as Exhibit B to this Proxy Statement, with deletions indicated by strikeout and additions indicated by underline that will be made to the extent stockholders approve this Proposal 3. The current provisions of the Certificate of Incorporation and the proposed amendment to the Certificate of Incorporation described above are qualified in their entirety by reference to the actual text as set forth in Exhibit B.

A copy of the proposed amendment to the By-laws marked to show all changes proposed under this Proposal 3 against the current By-laws is attached as Exhibit C to this Proxy Statement, with deletions indicated by strikeout and additions indicated by underline that will be made to the extent stockholders approve this Proposal 3. The current provisions of the By-laws and the proposed amendment to the By-laws described above are qualified in their entirety by reference to the actual text as set forth in Exhibit C.

Voting on the Proposal

Approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered as a single class). An abstention or other failure to vote on this Proposal 3 is not an affirmative vote and therefore will have the same effect as a vote against this Proposal 3. If this Proposal 3 is not approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered as a single class), then neither the proposed amendment to the Certificate of Incorporation nor the proposed amendment to the By-laws will be adopted, and the stockholders will not be entitled to call a special meeting of the stockholders.

If this Proposal 3 is approved by the requisite stockholder vote, then the proposed amendment to the Certificate of Incorporation and the proposed amendment to the By-laws will be adopted, and a Certificate of Amendment to the Certificate of Incorporation reflecting the proposed amendment to the Certificate of Incorporation will be filed with the State of Delaware promptly after the Annual Meeting.

Your Board recommends that you vote FOR Proposal 3 to approve the amendments to our Certificate of Incorporation and By-laws, as provided in Exhibits B and C, respectively, to this Proxy Statement, to permit stockholders to call a special meeting.

DIRECTOR COMPENSATION

Directors, other than Directors who are Company employees, are compensated for their services. During 2009, Directors received the following compensation:

•	Annual Retainers:

•	$150,000 for serving as a Director, with $100,000 payable in the form of Common Stock (the “Annual Stock Retainer”) subject to transfer restrictions discussed below; new Directors receive a pro-rata grant of the Annual Stock Retainer upon election and a pro-rata portion of the cash retainer, based on the number of whole and partial fiscal quarters to be served during the fiscal year of their election;

•	$175,000 for serving as the non-executive Chairman of the Board, with $75,000 payable in the form of Common Stock, subject to the same transfer restrictions as the Annual Stock Retainer discussed below;

•	$10,000 for serving as a Committee Chair other than the Audit Committee, whose Chair received $20,000;

•	$1,000 for each Board meeting and Committee meeting attended;

•	A $3,600 allowance for the purchase of Company products (based on prices which are net of the usual Company employee discount) which amount has been increased to $6,000 commencing in 2010; and

•	Reimbursement for out-of-pocket travel expenses incurred in connection with attendance at Board meetings and Committee meetings.

The following table sets forth information concerning Director compensation earned by non-employee Directors for the 2009 fiscal year:

					Change in
					Pension			Grant Date
	Fees Earned				Value and			Fair Value of
	or Paid in	Stock		Non-Equity	Nonqualified	All Other		Stock and
	Cash	Awards	Option	Incentive Plan	Deferred	Compensation		Option Awards
	($)	($)	Awards	Compensation	Compensation	($)	Total	($)
Name	(1)	(2)	($)	($)	Earnings	(3)	($)	(4)

Bernard W. Aronson	94,000	100,000	—	—	—	3,550	197,550	100,000

Raul J. Fernandez	86,000	100,000	—	—	—	3,250	189,250	100,000

Kenneth B. Gilman	93,236	100,000	—	—	—	760	193,996	146,618

Nancy J. Karch	103,000	100,000	—	—	—	3,110	206,110	203,000

Kenneth P. Kopelman	76,000	100,000	—	—	—	710	176,710	100,000

Kay Koplovitz	173,000	175,000	—	—	—	2,025	350,025	200,000

Arthur C. Martinez	93,000	100,000	—	—	—	340	193,340	193,000

Doreen A. Toben	16,500	25,000				2,950	44,450	25,000

Oliver R. Sockwell(5)	80,000	100,000	—	—	—	3,170	183,170	100,000

Daniel A. Carp(5)	43,000	100,000	—	—	—	954	143,954	100,000

(1)	The amount indicated includes the $50,000 annual cash retainer ($150,000 for serving as the non-executive Chairman of the Board), $1,000 for each Board meeting and Committee meeting attended, the $20,000 annual cash retainer for serving as the Audit Committee Chair and the $10,000 annual cash retainer for serving as a Committee Chair for each other Committee.

(2)	The amount indicated reflects the $175,000 Annual Stock Retainer grant (58,922 shares of Common Stock granted on January 11, 2009, with a closing price on that date of $2.97) to the Chair, and the $100,000 Annual Stock Retainer grant (33,670 shares of Common Stock granted on January 11, 2009, with a closing price on that date of $2.97;) granted to the other Directors, other than Ms. Toben, who, upon becoming a director on October 6, 2009, received a grant of 5,070 shares of Common Stock (with a closing price on that date of $4.93) .

(3)	Each Director is provided an allowance for the purchase of Company products (based on prices which are net of the usual discount available to all Company employees for the purchase of Company products). The amount indicated reflects the actual clothing allowance utilized.

(4)	The amount indicated represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of stock under Statement of Financial Accounting Standards Board ASC Topic 718 “share-based payments”. For Messrs. Gilman and Martinez, and Mss. Karch and Koplovitz, the amount indicated also includes cash fees deferred in 2009 into Common Stock.

(5)	Mr. Carp served on the Board until the expiration of his term at the Company’s Annual Meeting on May 21, 2009. Mr. Sockwell resigned from the Board effective as of December 31, 2009.

The Liz Claiborne, Inc. Outside Directors’ Deferral Plan (the “Outside Directors’ Deferral Plan”) enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

The Company does not provide any retirement benefits to Directors. Prior to 2004, Directors were annually awarded stock options, with a ten-year term and a three-year vesting schedule (subject to acceleration in certain circumstances). All prior options awarded were fully exercisable as of January 2, 2010.

The Company’s Corporate Governance Guidelines set out the Board’s expectation that each Director will accumulate over time a holding of shares of Common Stock having a value equal to three times the value of the Annual Stock Retainer. In addition, notwithstanding a Director having met such shareholding guideline, Annual Stock Retainer shares are (subject to an exception for sales made to pay taxes due on the receipt of such shares) non-transferable until the first anniversary of grant, with 25% becoming transferable on each of the first and second anniversaries of the grant date, and the remaining 50% becoming transferable on the third anniversary. Any remaining transfer restrictions lapse one year after Board service ends, or immediately upon death.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Written Related Party Transactions Policy.  The Company has adopted a written related party transactions policy detailing the policies and procedures relating to transactions which may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interests of the Company and stockholders. The Nominating and Governance Committee must review and approve any related party transaction proposed to be entered into or ratify any such transaction previously commenced or completed. The Committee may delegate its authority under the policy to the Chair of the Committee, who may act alone. Under the policy, no Committee member may participate in any review, consideration or approval of a transaction involving such member or their immediate family or any entity with which such Committee member is affiliated.

Under the Company’s related party transactions policy, any relationship, arrangement or transactions between the Company and (a) any Director, senior officer or any immediate family member of either a Director or senior officer; (b) any stockholder owning more than 5% of the Common Stock; or (c) any entity in which any of the forgoing is employed or is a partner, principal or owner of a five percent (5%) or more ownership interest, is deemed a related party transaction, subject to certain exceptions, including (i) transactions available to all employees generally; (ii) transactions involving less than $100,000 in any twelve month period; (iii) with respect to Directors, transactions deemed immaterial for purposes of Director independence determinations under the Company’s Corporate Governance Guidelines, as described above; (iv) transactions involving executive compensation approved by the Company’s Compensation Committee or director compensation approved by the Board; and

(v) any charitable contributions by the Company or the Liz Claiborne Foundation to a charitable or not-for-profit organization for which a Director, senior officer or an immediate family member of a Director or senior officer serves as a director, trustee or is otherwise affiliated, where such contributions do not exceed $100,000 in any twelve month period or which are non-discretionary contributions made pursuant to the Company’s non-discriminatory matching contribution program.

Related Party Transactions.  The law firm of Kramer Levin Naftalis & Frankel LLP, of which Kenneth P. Kopelman, a Director of the Company, is a partner, provides certain legal services to the Company. During 2009, the firm was paid approximately $1,200,000 for fees incurred by the Company in connection with such services. This amount represents less than 1% of such firm’s 2009 fee revenue. These services were provided on an arm’s-length basis, and paid for at fair market value. The Company believes that such services were effected on terms no less favorable to the Company than those that would have been realized in transactions with unaffiliated entities or individuals.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Objectives of Executive Compensation

The fundamental goals of the Company’s compensation program are to motivate executives to drive capital-efficient profitable growth, and to build the long-term organizational capabilities that will deliver shareholder value over time. To achieve these overarching objectives, the compensation program has been designed around the following three principles:

1. Attract and retain key executives by providing compensation that motivates and is highly competitive with that of other executives employed by companies of similar size, complexity and lines of businesses. Talent is a critical component for success, particularly in our industry, which requires unique creative talents combined with commercial capability. It is an industry that is continuously evolving, highly competitive, and economically volatile. Attracting talent from outside the Company, and in some cases, the industry, has continued to be a high priority as the Company implements its long-term growth plan.

Escalating challenges in the economy and the need for new skills and/or experience aligned to our strategy and changing organization made retention particularly challenging in 2009. See discussion below and in the “Annual Cash Incentive” and “Long-Term Incentive” sections regarding specific changes made to the compensation program for 2009 to address the dramatic external changes and associated talent retention needs of the company during this time. In addition, the “Compensation Evaluation Processes” section provides more detail on how the Compensation Committee assessed competitive compensation levels to attract and retain talent across the Company.

2. Align the interests of executives and stockholders. Corporate and business unit metrics in the annual and long-term incentive plans are set in order to focus the executive teams on the drivers of shareholder value and business unit profitability and growth (see discussion of “Annual Cash Incentive Plan” and “Long-Term Incentive Compensation” below for more detail on specific changes that were made). The Company strives to select performance metrics that reflect key objectives and focus executives on critical business drivers. The mix of performance metrics and award vehicles is intended to provide an appropriate balance between overall corporate and divisional results.

As our Company executes a turnaround strategy aimed at building a few very strong global lifestyle brands, we have had to adapt the specific metrics and mix of award vehicles year to year to reflect the dynamic changes in the marketplace and economy, and their associated impact on the needs and interests of the shareholders.

Given the severity and forward-looking uncertainty of the economic environment, beginning in the fourth quarter of 2008, the Company re-examined its key priorities for 2009, and determined that, in light of the sudden reductions in consumer demand across the industry and serious challenges facing the sector, it was essential for the Company to strengthen its liquidity position and more effectively manage debt and cash flow, while aggressively and carefully managing costs. To underscore the urgency of achievement on each of these metrics, the Company instituted a salary and hiring freeze (with the exception of promotions and scope expansion, and the addition or replacement of critical positions necessary in light of the Company’s restructuring), and suspended the Company’s 401(k) matching contributions and SERP and Profit-sharing contributions for all associates within the organization, including the NEOs. In addition, the Compensation Committee established operating cash flow, debt reduction and expense control as the financial metrics for the 2009 annual incentive plan for participants in the Company’s Section 162(m) plan, including the NEOs, recognizing that the growth and profitability goals that served as a foundation for the annual and long-term incentive (“LTI”) programs in 2007 and 2008 were less relevant in this environment. The Committee also approved the inclusion of individual non-financial goals within the annual incentive plan related to each NEO’s specific priorities for achievement of the Company’s objectives, including meaningful system and process improvements, building talent and bench strength within the organization, initiation of restructuring initiatives to improve our business model, cost structure and capabilities, and further developing and enhancing our growth strategy. In addition to reviewing these goals, the Committee recognized the efforts of the executive team in moving necessary tax legislation forward that resulted in national reform and generated significant tax refund for the Company, due in large part to the personal contributions of Mr. McComb. (See discussion of “Annual Cash Incentive Plan” below).

The Committee also implemented changes to the long-term incentive program, as it applies to senior executives, including NEO’s, for 2009. The Committee considered the challenges in setting long-term performance goals for the long-term incentive program in the current economic environment and the volatility in the stock market. These conditions hindered the ability to set realistic long-term goals, and the Committee and management chose to grant quarterly stock options rather than one annual option grant in order to average the exercise prices over time and avoid potential extremes of making one single annual equity grant. As such, the Compensation Committee decided to change the long-term incentive mix from performance shares and stock options to stock options only, and instituted quarterly grants, beginning with an accelerated grant in December, 2008, and continuing with additional grants in March, June and September, 2009. This approach maintains the Company’s commitment to a performance-based equity program and direct alignment with shareholders, while dampening the potential impact of stock price volatility. While the Company still faces a volatile market and difficulty setting long-term goals, we have adjusted our equity granting approach for 2010, moving to semi-annual stock option grants delivered in March and September, 2010. It is the Company’s intention to use this approach as a transition to more normalized granting cycles as the market and Company stabilize, and to reintroduce a mix of long-term incentives when long-term metrics can be more reasonably determined. For further discussion, see “Long-Term Incentive Compensation” below.

The Board and the Compensation Committee have reviewed and approved a framework for 2012 threshold goals to form the basis for management performance reviews and compensation going forward. The three key goals established are: first, achieve adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins exceeding 10% by the end of 2012; second, generate $600 million or more of accumulated operating cash flow from continuing operations from 2010 through the end of 2012; and third, deliver 2012 adjusted earnings per share of at least $1.00. These goals are not a forecast or guidance, and the Company will strive to exceed these goals. The levels set have been identified as thresholds against which the management team will be held accountable.

3. Emphasize performance-based compensation through an appropriate mix of fixed and variable compensation. Variable compensation is a cornerstone of the Company’s compensation programs and therefore, is targeted to comprise a significant portion of total direct compensation (i.e., “TDC” — base salary plus target annual incentive plus the fair value of long-term incentive awards) for the NEOs, and we expect to see actual compensation vary with performance (see discussion of “Mix of Compensation Components” below for more detail).

By aggressively realigning the 2009 business priorities to address the pressing needs of reducing costs, managing debt and managing cash flow, the management team not only ensured the Company’s ongoing survival, but also built a stronger platform for long-term viability and success. Costs, measured as adjusted selling, general and administrative expenses, were reduced significantly — with a substantial shift from fixed to variable, cash flow from continuing operations rose by $20 million, and the Company consummated a new revolving credit facility in the face of the most restrictive capital markets in recent history, while securing needed amendments to this facility to respond to ongoing pressure from the marketplace. In addition, the company managed to reduce the balance drawn on the amended and restated revolving credit facility from $234 million at the end of 2008 to $67 million at the end of fiscal 2009. Concurrently, the management team continued to pursue the articulated vision for the Company and dramatically advanced the brand-centric strategy introduced in 2007. Highlights included adding seasoned talent and leadership at Lucky Brand, Juicy Couture and Mexx, dramatically improving the store formats at Kate Spade while successfully launching apparel for that brand, and entering into a transformational new business model for the Liz Claiborne and Claiborne brands — a decision that we expect will enable the Company to move from an ongoing loss to a profit on these businesses and secures a stable distribution strategy. The NEOs’ annual cash incentive plan payouts reflect these considerable achievements and the stronger position in which the Company enters 2010, even as the Company posted an operating loss for the year.

A majority of stock awards granted to NEOs (70% for all 2009 NEOs collectively, and 70% for Mr. McComb individually) are underwater or significantly reduced in value because of the decline in the Company’s stock price and the failure of the Company in 2008 and 2009 to reach threshold levels of performance for certain performance-based stock awards. The Board does not plan to reissue any of these grants. The Compensation Committee believes it is in stockholders’ best interests to ensure that the management team is adequately staked with equity and performance-based compensation, but intends to do so only on a forward-looking basis and does not plan or intend to make up the unrealized value of any previous grants. Of all outstanding options granted to NEOs, only the December 2008 and the 2009 option grants were in-the-money as of January 2, 2010.

It is the policy of the Company that compensation for NEOs is approved by the Compensation Committee, and reviewed by the independent members of the full Board. The Chief Executive Officer recommends pay levels for the NEOs, excluding himself. The Chief Executive Officer, working together with the Chief Financial Officer and Chief Human Resources Officer (with the Chief Legal Officer acting in the capacity of the Chief Human Resources Officer for part of 2009), also recommends goals for the incentive plans. These recommendations are reviewed by the Compensation Committee, which makes all final decisions. The Compensation Committee determines the compensation of the Chief Executive Officer drawing on advice from the independent compensation consultant to the Compensation Committee, Semler Brossy Consulting Group, LLC, and discussion of Mr. McComb’s overall performance with the full Board.

Ongoing Components of Compensation

The Company provides a mix of fixed and variable pay and executive benefits. A brief description of each ongoing compensation component and its objectives follows. More detail is provided in subsequent sections.

ONGOING COMPONENTS OF COMPENSATION

Compensation Component	Brief Description	Purpose/Role	2009 Actions
Base Salary	Fixed compensation. Salaries are reviewed each year, and changes, if any, are typically made in the first quarter. Salary increases are based on a combination of factors, including individual performance, experience and expertise.
Aid in attracting and retaining senior executive team by providing competitive base pay relative to peer companies.

Compensate officers for fulfilling core job responsibilities and recognize future potential.
A Company-wide salary freeze was instituted for 2009. Selective adjustments were made to reflect scope expansion for specific executives.

Annual Incentive	Variable cash compensation earned based on company and business unit achievement vs. annual operating profit targets as well as contributions to long-term growth plan implementation.
Promote and reward the achievement of annual goals that lay the groundwork for strategy execution and longer-term value creation.

Reward achievement of operating profit targets in performing business units.
Financial metrics and personal goals for executive officers based on optimizing cash, reducing debt, and managing cost while building capability for future growth.

2009 Long Term Incentives (“LTI”)	Variable compensation that focuses on performance longer than a year. The use of equity creates a link to stock price growth and total return to shareholders performance.	Align executive and stockholders’ interests by rewarding increasing stock price and shareholder value.	For 2009, LTI was granted as stock options, divided in 4 quarterly grants, with an exercise price at fair market value on grant date, a 7-year term and 100% vesting on December 1, 2011.

Retirement Benefits	Defined contribution 401(k) Savings/Profit Sharing Plan. NEOs participate in the same plan as the broad-based population. This plan is subject to Internal Revenue Code (“Code”) limits.	Provide competitive retirement benefit. Give additional security to employees of the Company and aid in retention.	Effective July 2009, the Company suspended its match of 50% on up to 6% of salary for participant contributions.

Compensation Component	Brief Description	Purpose/Role	2009 Actions
SERP
A supplemental executive retirement plan, which is available to US-based employees at a level of director or above.

Equivalent to the broad-based 401(k) plan except that participants (including NEOs) may contribute up to 50% of salary, and up to 100% of their annual bonus.

Investment options are essentially similar to the 401(k) plan, but with fewer investment choices.

The Company makes a contribution to SERP participants on all base salary in excess of the Code qualified plan compensation limitations.
		Allow contributions above the Code limits. Aid in retention and build long-term commitment to the Company, by requiring continued service through vesting requirements.	Consistent with the suspension of the 401(k) match, Company contributions to the SERP were suspended for the full year 2009.

Perquisites
Special benefits common to the industry which vary by position, including clothing allowance, transportation or housing allowance, and financial counseling.

Typically provided under programs available, and provided at a similar value, to a broader group of executives.
		Aid in attraction, retention and job satisfaction. Provide industry-competitive programs necessary for effective recruiting.	In 2009, the executive transportation benefit included in Mr. McComb’s contract was voluntarily discontinued by Mr. McComb and his Company-paid apartment lease was reduced by 40% to reduce Company costs.

Severance and Change-in-Control (CIC) Agreements	Severance as well as double-trigger change-in-control agreement for Mr. McComb. Severance-only agreements for other NEOs.
Focus executives on shareholder interests in transition periods.

Provide the Company with non-competition and non-solicitation protection.

Provide income protection in the event of involuntary loss of employment.
Mr. McComb’s severance and Change-in-Control arrangements were renewed in July 2009. Severance Agreements for the other NEOs in place through December 31, 2010.

Compensation Component	Brief Description	Purpose/Role	2009 Actions
Executive Benefits
Provides life insurance coverage equal to two times annual base salary for all U.S. employees at Vice President-level and above.

Insured participants are entitled to any cash surrender value under the policy.

CEO Supplemental Disability Benefit.
		Aid in attraction and retention. Provide competitive benefit.	In the July 2009 renewal of Mr. McComb’s employment arrangements, the Company agreed to purchase disability coverage for the CEO to bring total coverage to 100% of base salary.

Total Direct Compensation Evaluation

One input the Compensation Committee uses to determine executive officer salary, annual incentive and long-term incentive levels is a review of competitive data provided by the Compensation Committee’s consultant and by the Company’s Human Resources department. In the last two years, this data has been extremely volatile as other companies in the retail sector have had to respond to the same economic factors as our Company and make compensation adjustments accordingly. Therefore, in making individual compensation decisions, the Committee has used this data as a reference but has placed more weight on the Company’s specific business situation and the requirements for each NEO role.

The competitive data comes from two sources: surveys and proxy data. The Compensation Committee’s consultant and the Company’s Human Resources department provide the Committee with “market” values from each of these sources including aggregate total cash compensation (i.e., TCC: base salary plus target annual incentive) and total direct compensation (i.e., TDC: total cash compensation plus fair value of long-term incentives), as well as their component parts. In considering the two data sources, the Committee relied more on the survey data for understanding market pay levels and more on the proxy data for evaluating individual compensation actions and trends.

Survey data: The survey data comes from wholesale apparel and retail surveys as well as general industry surveys. The Compensation Committee believes that it is appropriate to include general industry surveys in the competitive assessment process as the Company competes for executive talent both within and outside of its industry. Moreover, few industry peers have directly comparable business characteristics, so the general industry reference is an important gauge of the wider competitive market. The surveys used as competitive market sources are listed in the table below. TDC for the NEOs is compared to TDC for survey positions based on responsibilities. The Committee’s consultant and the Company’s Human Resources department adjust the data for size so that comparisons are made to roles at companies of similar size and of similar breadth and scope, taking into account the comparability of NEO roles at the Company to survey roles.

Surveys Used in 2009 Competitive Market Comparisons

Publisher	Survey Name	Industry
The Hay Group 162 participants	2008 and 2009 Total Remuneration Reports	Retail

ICR 76 participants	2008 and 2009 Apparel Industry Compensation Surveys	Apparel Industry

Mercer HRC 992 General Industry participants 150 Retail/Wholesale participants	2008 and 2009 Mercer Benchmark Database: Executive	General Industry Retail/ Wholesale

Proxy data: The proxy data is drawn from retail and wholesale apparel companies that represent business competitors and sources of competitive talent. The Compensation Committee reviews the peer group of companies periodically and updates the proxy peer group so that it remains relevant. The 2009 proxy peer group included the following 16 companies: Abercrombie & Fitch; American Eagle Outfitters, Inc.; Ann Taylor Store Corporation; Coach, Inc.; Dillards, Inc.; The Gap, Inc.; Jones Apparel Group, Inc.; Limited Brands, Inc.; NIKE, Inc.; Nordstrom, Inc.; Philips Van-Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Saks Incorporated; The Talbots, Inc.; and VF Corporation. For reference, the proxy peer group pay has historically been similar to or higher than the survey data (that is, median proxy data is roughly equivalent to the survey 75th percentile).

Target pay opportunities are highly competitive relative to survey pay levels; target TDC levels for the NEOs have historically fallen at the 75th percentile (+/- 15%) of the TDC survey data. However, the Committee does not target a particular compensation percentile, particularly given the observed volatility with the competitive data in recent years. This positioning has been deliberate as the Company has sought top talent from outside the Company to help execute its long-term growth plan. In addition, several NEO roles have expanded beyond traditional benchmarks as the Company has restructured to most effectively respond to business challenges. Individual pay elements vary in their competitiveness relative to survey pay levels based on decisions made related to individual executive circumstances. In general, base salaries are higher than survey pay levels, and as a result of share constraints, recent equity grants have been lower. (See “Mix of Compensation Elements” below for more detail). It is important to note that the 75th percentile positioning represents compensation opportunities only. Actual pay has been more modest, consistent with the Company’s principle of paying for performance, and since the Company is still in the midst of a turnaround.

Benefits and Perquisites Evaluation

The Compensation Committee’s philosophy is that NEOs should not be treated markedly differently from other executives or the broader employee population in the design of their benefits, nor should perquisites extend beyond those typically available in the industry to NEOs and other executives. The Company’s Human Resources department evaluates benefits and perquisites periodically, with the last review of retirement, SERP, Executive Life and Financial Counseling occurring in July 2008. Clothing, transportation and housing allowances were also reviewed in 2008. Based on these reviews, the Committee believes these benefits are within the range of competitive practice for the Company’s industry peers.

The Committee also agreed upon completion of its 2008 review that any perquisites for NEOs, other than certain one-time or special benefits provided under broader programs, such as relocation and expatriate assignment support, would not be grossed up for taxes beginning in 2009.

Beginning in 2008 and concluding in 2009, the Company piloted a Company-direct apartment leasing program as a potential cost-saving measure. Upon review of changes in hotel and leasing rates and analysis of actual usage, including usage by the CFO, this program was discontinued in June 2009.

The Committee and senior management conducted an in-depth review of the Company’s Health and Welfare and Retirement programs in early 2009 with the assistance of Hewitt Consulting, resulting in several design changes to the Company’s medical plan and the suspension of the Company’s 401(k) match and all contributions to the Profit-sharing Plan and the SERP in July 2009.

Mix of Compensation Components

Prior to 2009, the target mix of individual pay elements had typically been consistent with the mix of pay elements for TDC levels at the survey 75th percentile and favored variable over fixed pay, consistent with the Compensation Committee’s objective of paying for performance.

In 2008, this mix varied only for Mr. Rubino, whose target mix was weighted more heavily toward base salary and less toward long-term incentives in order to manage to a total direct compensation value. However, in 2009, the limited number of shares remaining available for grant under the Company’s 2005 Stock Incentive Plan prevented the Company from making fully competitive long-term incentive grants. As a result, the 2009 target pay mix for all executives is weighted less heavily towards long-term incentives than the competitive mix. The table below summarizes the target TDC mix for 2008 and 2009.

Target TDC Mix(1)

	2008			2009
		Performance-Based Compensation			Performance-Based Compensation
		Target	Fair Value of		Target	Fair Value of
	Base	Annual	Long-Term	Base	Annual	Long-Term
NEO	Salary	Incentive	Incentives	Salary	Incentive	Incentives

W. McComb	20%	30%	50%	30%	45%	25%

A. Warren	35%	25%	40%	40%	30%	30%

N. Rubino	43%	33%	24%	51%	39%	10%

P. Warner(2)				59%	35%	6%

(1)	Target TDC mix is calculated with the following pay elements: effective salary at fiscal year end, target annual incentive for 2008/2009, and the fair value of the long-term incentive grants (April 2008 grants for 2008 and December 2008 through September 2009 grants for 2009).

(2)	Mr. Warner’s 2008 target TDC mix is not shown because he was not an executive officer in 2008.

Base Compensation

The Compensation Committee reviews NEO salaries annually and when duties change in any material way. Mr. Rubino received a 7% salary increase in recognition of his increased interim responsibilities related to Compliance and Human Resources following the departure of Ms. Reeves, former Chief Human Resources Officer, in May 2009. Mr. Warner received a 9% increase to his salary upon his promotion to Senior Vice President, Global Sourcing and Operations and his appointment as an executive officer in May 2009. No other NEOs received salary increases in 2009.

In general, the Company and the Committee prefer to make compensation increases for the NEOs in the incentive components of pay, particularly for those with a higher proportion of base salary in their TDC mix at target. There is also a commitment to move base salary positioning from the 75th percentile toward the median over time in order to strengthen the pay-for-performance aspects of the compensation program.

Annual Cash Incentive Plan

For performance year 2009, in response to the sudden and severe economic downturn that began in the fourth quarter of fiscal 2008, the Compensation Committee approved performance goals for awards to the NEOs for the Company’s annual cash incentive plan based on the pressing needs of reducing costs, managing debt and managing cash flow in order to focus the management team on ensuring the Company’s ongoing survival and building a stronger platform for long-term viability and success. The Compensation Committee chose to use three measures: cash flow from continuing operations, total debt reduction, and cost management (measured as total adjusted selling, general and administrative expenses — a non-GAAP measure of controllable expenses, excluding charges relating to streamlining initiatives and brand exiting activities). Additionally, individual goals were set for each executive and presented to and approved by the Compensation Committee. These performance goals and metrics were consistent with the Company’s key priorities in executing its business strategy for 2009, and marked a departure from the Company’s prior metrics of operating profit, return on invested capital and earnings per share goals.

The threshold for ensuring tax deductibility for awards paid to the NEOs subject to Section 162(m) of the Internal Revenue Code was set for 2009 at the achievement of either cash flow from continuing operations of at least $100 million on a GAAP basis or net total debt reduction of at least $10 million in fiscal year 2009 versus fiscal year 2008. The table below outlines the performance metrics for determining bonus payouts for each executive, including level achieved and actual bonus amount awarded.

Financial Metrics (applicable to all NEO’s)(1)
– 60% of total bonus opportunity (20% for each component):

	Plan	Target	Max	2009	Earned
	50%	50%	50%	Actual	Payout

Cash Flow from Continuing Operations	$202	$250	$300	$224	15%
Total Debt (constant currency)	$625	$575	$525	$642	8%
Cost Management (expressed as adjusted total Company SG&A(2))	$1,635	$1,600	$1,565	$1,545	35%

(1)	All $ in millions

(2)	Adjusted SG&A excludes charges relating to streamlining initiatives and brand exiting activities of $170 million

Performance Achieved and Bonus Paid by Individual Executive:

	2009 Performance Achieved:			Actual Bonus Paid
		Individual		% of
	Financial	Goals	Overall	Target	$

W. McComb	58%	39%	97%	50%	975,000
A. Warren	58%	48%	106%	71%	375,000
N. Rubino	58%	41%	99%	75%	264,000
P. Warner	58%	40%	98%	68%	174,000

Despite the management team’s success in achieving the financial results, the Committee applied negative discretion in assessing the payouts to the annual cash incentive plan for 2009 as outlined in the table above as a result of the Company’s negative earnings results. However, the Committee considered the executives’ level of performance and awarded enhanced Long-Term Incentive option grants for the 2010 award period — in effect, recognizing the extraordinary performance relative to the stated 2009 financial and individual non-financial goals with a larger award of long term incentives (further strengthening long-term shareholder alignment). Rewards related to the enhanced non-qualified stock option grants will only be realized if the Company’s share price appreciates and that appreciation is sustained over time.

Long-Term Incentive Compensation

Prior to 2009, the long-term incentive program for senior executives included two equally weighted vehicles: stock options and performance shares. Beginning in July 2008, the Committee began evaluating the retention and motivational power of outstanding long-term incentives in light of significant declines in the Company’s stock price and financial performance as the economic crisis began to deepen. Subsequently, the Compensation Committee chose to accelerate its determination of 2009 annual equity grants (which would have been granted in March 2009) and modified the structure of those grants for the executive officers and certain other members of senior management. As discussed above under “Components of 2009 Compensation”, the grants that would have been made in March 2009 were made in the form of quarterly stock options granted in equal installments on December 1, 2008; March 16, June 1, and September 1, 2009. The Committee viewed this action as a way to promote retention, ensure continuity at a critical time in the Company’s strategy implementation, mitigate stock price volatility and better focus executives on long-term Company success and the link to stockholders. The Company’s next regular annual equity grant cycle occurs in March 2010, and will be delivered in two equal option grants on March 1, 2010 and September 1, 2010.

Given constraints on the number of shares available under existing stockholder-approved plans and the Company’s commitment to maintaining a reasonable annual share usage rate (“burn rate”), beginning in December 2008, each executive was granted a number of options equal only to the number of option equivalents granted in April 2008, except for Mr. Warner who was hired in June 2008, and appointed an executive officer in May 2009.

2009 Aggregate Annual Stock Option Grants (Awarded in Four Equal Quarterly Installments beginning December 1, 2008):

		Value of
	Number of	Grant as
	Stock	Percentage
NEO	Options	of Salary

W. McComb	600,000	77%
A. Warren	300,000	71%
N. Rubino	50,000	19%
P. Warner	25,000	10%
D. McTague	300,000	62%

These quarterly options will all vest and become exercisable on December 1, 2011. The options were granted in equal installments on a quarterly basis on December 1, 2008, March 16, 2009, June 1, 2009, and September 1, 2009. The exercise price for each installment was equal to the closing price of the Company’s Common Stock on the relevant grant date. The value of grants has been calculated based on the Company’s calculation of at-grant value for purposes of expensing in its financial statements.

Also, an award of restricted shares granted to Mr. Rubino in 2004 vested on January 19, 2010, in accordance with the terms of the award. This award did not influence the level of awards provided to Mr. Rubino in 2009.

Mr. McTague’s 2008 and 2009 stock option grants, as well as all other outstanding unvested equity were forfeited upon his termination in December 2009.

Formal Equity Grant Policy

The Company has adopted a formal equity grant policy. All equity grants are approved at Compensation Committee meetings (and documented in the Committee minutes) or, within certain limitations, approved by delegation by the CEO and Chairman of the Compensation Committee.

The grant date for restricted stock, restricted stock units and other forms of full-value share awards will be the first trading day of the month following the approval of the Committee, and the commencement of employment for new hires.

For option awards, the exercise price equals the closing stock price on the date of grant. In November 2008 and January 2010, the Compensation Committee established the following option grant dates; options granted on each of these pre-determined dates have an exercise price equal to the closing stock price on the date of each grant:

•	December 1, 2008

•	March 16, 2009

•	June 1, 2009

•	September 1, 2009

•	December 1, 2009

•	March 1, 2010

•	June 1, 2010

•	September 1, 2010

•	December 1, 2010

All grants to NEOs in 2009 complied with the Company’s equity grant policy.

Stock Ownership

In order to align executives’ interests with the interests of our shareholders, the Compensation Committee encourages ownership of Company Common Stock by its officers and employees. The Company accomplishes this in a number of ways, including: making stock option and other equity-based awards under the Company’s equity plans; providing the opportunity for employees to invest in the Company’s Common Stock under the Company’s 401(k) Plan; and adopting specific stock ownership guidelines for our executives.

The Compensation Committee has adopted executive stock ownership guidelines, which apply to the NEOs as well as other senior executives in the Company. Individuals are asked to accumulate a targeted number of shares of Company Common Stock having a value established through a multiple of base salary. The multiples of base salary for the NEOs are:

•	Five times for the CEO; and

•	Two times for the other NEOs.

Until the applicable multiple of salary requirement is met, the guidelines require the executive to retain 75% of the shares: (1) received as awards of restricted stock and performance shares from the Company, after withholding of shares for satisfaction of the executive’s tax obligations, or (2) obtained upon exercise of stock options received from the Company, after withholding of shares for payment of the option exercise price and for satisfaction of the executive’s tax obligations. The Company’s objective is to have executives reach their guideline within five years, provided that in the event of a promotion which results in an increase in the number of shares required to be held, the individual is provided five years to meet the new requirements, starting from the promotion date.

Supplemental Executive Retirement Benefits

The Company’s unfunded SERP is designed to make up for the limitations imposed by the Code on profit sharing and matching contributions under the Company’s tax-qualified Savings Plan and provide additional income deferral opportunities consistent with the practice of peer companies. Plan details are provided in the narrative to the “Nonqualified Deferred Compensation” table on page 38.

Perquisites and Executive Benefits

The Company seeks to offer a total reward package to executives that emphasizes long-term contribution and stability rather than extra benefits, particularly benefits not available to a broader employee population. The NEOs receive the same medical, dental, vision, employee discount and 401(k) benefits as made available to the broader associate population. The perquisites provided to NEOs are available to other executives in the Company including:

•	An Executive Life Insurance Program providing coverage equal to two times annual base salary;

•	Transportation/commuting expense allowances;

•	Clothing allowance; and

•	Financial counseling.

In addition, the Company leases an apartment in New York City for Mr. McComb’s personal use. The value associated with this apartment is reported in the “Summary Compensation Table” below. With the renewal of Mr. McComb’s new employment agreement, the Company purchased disability insurance providing, in effect, 100% of base salary to Mr. McComb in the event of his disability, with annual premiums paid directly by the Company.

Beginning in 2009, perquisites provided to the executive officers have been provided on a taxable basis, including Mr. McComb’s apartment. With the exception of expatriate assignment and relocation allowances and payments made consistent with the Company’s policies in place for the broader employee population, no tax gross-up payments have been provided. Mr. Warner received tax gross-up payments as well as certain allowances and tax equalization treatment related to his expatriate assignment to Hong Kong and under the Company’s relocation program, all of which occurred in accordance with his hiring package relocation agreement and his expatriate assignment prior to his appointment as an executive officer. A supplemental table outlining these amounts in greater detail can be found following the “Summary Compensation Table” on page 33.

Severance and Change-in-Control Agreements

In 2009, the Compensation Committee reached an agreement to extend Mr. McComb’s severance arrangements. Mr. McComb is provided with a change-in-control arrangement under his Executive Termination Benefits agreement and has severance provisions as part of his Severance Benefits Agreement. For detailed description and a discussion of Mr. McComb’s arrangements, please see the “Narrative Description of 2009 Compensation and Equity Awards” beginning on page 35.

The other NEOs have severance agreements that went into effect in December 2008. The Compensation Committee determined that these severance agreements would aid in retention of key executives during the Company’s turnaround and in light of the significant economic challenges arising in 2008 and continuing throughout 2009.

The Committee undertook a study of competitive severance and change-in-control practices in 2008 so that these agreements would be designed to be consistent with practices prevalent within the industry and Fortune 500 companies. Based on the findings of the competitive review, the Compensation Committee believes that all its current agreements with the NEOs are within competitive practice, and comply with all applicable regulatory requirements.

These agreements are designed to encourage continued attention and dedication to the executive’s duties in the face of potential distractions, such as concern over future employment. The term of these agreements expires on December 31, 2010, or earlier, if the executive is terminated before December 31, 2010. Mr. McTague was terminated in December 2009, and severance was paid to him in the amount of $1,400,000.

Other Change-in-Control Provisions

All stock-based awards have been granted pursuant to one of the stockholder-approved stock incentive plans. Certain of the stock-based awards currently outstanding were granted under the 2000 and 2002 Stock Incentive Plans and include “single-trigger” change-in-control provisions, whereby any unvested restricted stock or options vest upon a change-in-control, as defined in such plans. The 2005 Stock Incentive Plan reflects the Company’s adoption of “double-trigger” change-in-control provisions, whereby any unvested restricted stock or options would vest only upon both a change-in-control and a termination of employment of a participant in the Stock Incentive Plan, as defined in such Plan.

The quarterly stock option grants approved in December 2008 were granted from the 2005 Plan and therefore, contain “double-trigger” change-in-control provisions. In February 2010, the Compensation Committee approved a new form of agreement for option grants which includes “double-trigger” change-in-control provisions regardless of the Stock Plan from which the shares have been granted.

The Company chose to institute a “double-trigger” mechanism because we believe that executives are only materially harmed if a change-in-control results in termination without Cause or termination by the executive for Good Reason. The use of a “single-trigger” could result in significant payments even if the executive’s position, responsibilities, and compensation were unaffected. The Company chooses to provide vesting following a Good Reason termination because we believe that such a termination is conceptually the same as an actual termination by the Company without Cause, and because we believe that potential acquirers would otherwise have an incentive to constructively terminate NEOs to avoid paying severance.

Tax and Accounting Considerations

Tax Considerations

The Compensation Committee intends to structure compensation for executive officers so that it is tax deductible to the Company to the extent feasible and takes the tax deductibility of compensation into account when making compensation decisions. The Committee took into account that the following compensation may not be fully deductible when paid:

•	Mr. McComb’s base salary over $1 million;

•	Time-vested restricted stock granted to Messrs. McComb and Warren upon hire; and

•	Certain allowance and payments made to or on behalf of Mr. Warner related to his expatriate assignment and relocation exceeding $1 million in total when combined with his base salary and perquisites.

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation plans are includable in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. The Company strives to structure its nonqualified deferred compensation plans to meet these requirements.

Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on certain individuals who receive excess parachute payments in connection with a change-in-control of the Company. As discussed above, Mr. McComb is entitled to certain payments upon termination of his employment, including termination following a change-in-control of the Company. Under the terms of his agreements, Mr. McComb (as described under Severance and Change-In-Control Arrangements, beginning on page 39 is entitled to a tax gross-up in the event that the aggregate value of all covered payments exceeds the maximum amount which can be paid to the executive without the executive incurring an excise tax, subject to certain limitations. To the extent that payments are classified as excess parachute payments, the Company’s tax deduction would be disallowed under Section 280G.

The vesting of the Company’s stock awards is currently structured to accelerate in the event of a change-in-control and qualifying termination of employment. This acceleration could contribute to potential excess parachute payments.

Accounting Considerations

Stock options, restricted stock, and performance shares are accounted for based on their grant date fair value, as determined under FASB ASC Topic 718 (see Notes 1 “Basis of Presentation and Significant Accounting Policies — Share Based Compensation” and 13 “Share-Based Compensation” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.) Because the performance shares include financial performance conditions, the compensation cost of the awards will be reversed if the performance conditions are not met or the employee does not remain employed by the Company throughout the performance period.

Adjustment or Recovery of Awards

The Company has proposed adopting a formal policy regarding the adjustment or recovery of awards made under the proposed 2010 Section 162(m) plan in connection with a restatement or adjustment of financial statements, or an error in calculating performance achieved that would otherwise have resulted in a change to the size of an award or payment.

While the Company has not experienced any situations or occasions that would result in a reduction in the size of the award or payment, the proposed plan allows the Committee to assess the circumstances relating to adjustments or changes in performance and take such legally permissible actions as it believes to be appropriate to correct award sizes appropriately.

BOARD COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders and the Company’s Annual Report on Form 10-K for 2009.

RAUL J. FERNANDEZ
ARTHUR C. MARTINEZ (Chair)
DOREEN TOBEN

The foregoing Board Compensation Committee Report does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for services in all capacities for the 2009 fiscal year of the Principal Executive Officer, the Principal Financial Officer, and the other two most highly compensated executive officers of the Company serving as such as of January 2, 2010 (each a “Named Executive Officer” and collectively, the “Named Executive Officers”):

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)	($)	($)(4)	Total ($)

William L. McComb	2009	1,300,000	0	0	941,532	975,000	0	270,790	3,487,322
PEO,	2008	1,300,000	0	1,573,830	1,800,000	0	0	359,101	5,032,931
Chief Executive Officer	2007	1,300,000	0	3,574,841	3,536,670	325,000	0	237,541	8,974,052

Andrew C. Warren	2009	700,000	0	0	470,766	375,000	0	43,343	1,589,109
PFO, EVP,	2008	600,528	0	388,600	484,350	0	0	58,412	1,531,890
Chief Financial Officer	2007	263,541	185,000	1,744,907	791,454	431,000	0	10,320	3,426,221

Nicholas Rubino	2009	458,750	0	0	78,461	264,000	0	24,198	825,409
SVP, Chief Legal Officer	2008	408,564	0	194,300	62,875	0	0	35,338	701,077
General Counsel and
Secretary

Peter Warner	2009	421,875	40,000	0	39,230	174,000	0	536,296	1,211,401
SVP, Global Sourcing &
Operations

David McTague	2009	800,000	0	0	470,766	0	0	1,417,168	2,687,934
Former EVP,	2008	800,000	0	582,900	683,250	0	0	41,908	2,108,058
Partnered Brands	2007	300,274	450,000	500,078	296,779	150,000	0	3,621	1,700,751

(1)	Includes amounts deferred under the Company’s unfunded Supplemental Executive Retirement Plan (the “SERP”) and the Company’s 401(k) Savings and Profit-Sharing Plan (the “Savings Plan”).

(2)	For Mr. Warren, the Fiscal 2007 bonus amount reflects a sign-on bonus of $185,000 which Mr. Warren received upon commencing employment with the Company. For Mr. McTague, the Fiscal Year 2007 bonus amount includes a sign-on bonus of $450,000 which Mr. McTague received upon commencing employment with the Company in consideration for a portion of forfeited compensation at his prior employer. For Mr. Warner, the Fiscal 2009 bonus amount includes a special recognition bonus of $40,000 for his contributions to the consummation and implementation of the Li & Fung agreement prior to Mr. Warner’s appointment as Executive Officer.

(3)	The amount indicated reflects the at-grant award value of awards granted in each applicable fiscal year in accordance with the December 2009 SEC guidelines for the fair value of stock or options, as well as for target-level performance shares granted in 2007 and 2008. Additional information on these awards for 2009 can be found in the equity grants table on page 35. Performance share units granted in July 2007 and in April 2008 are reported at the fair market values on date of grant, assuming that these awards would be earned at target level. Actual PSU’s earned could vary from 0 shares with no value to 2 times the target level. Current forecast on PSU awards for both 2007 and 2008 are below threshold performance/ 0 shares. Mr. McTague’s outstanding equity was forfeited upon termination from the Company.

(4)	The amounts reported in column “All Other Compensation” for fiscal 2009 include: (i) profit-sharing contributions under the Savings Plan (which are determined by the Company’s Board of Directors based on the Company’s performance, subject to limitations on the contribution amount under IRS regulations) — no contributions were made for fiscal 2008 or 2009; (ii) matching contributions under the Savings Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations) — contributions were suspended in July 2009 for the 401(k) plan; (iii) the full amount of premiums paid by the Company for universal life insurance coverage under the Company’s Executive Life Insurance

Program under which each participant is entitled to cash surrender under the policy, providing coverage equal to two times annual base salary; (iv) Company contributions to the executive’s SERP account (which are designed to make up for the limitations imposed by IRS regulations on profit sharing and matching contributions under the Savings Plan)(the “Company SERP contributions”) with respect to service rendered in fiscal 2009 — no contributions were made to the SERP in fiscal 2009 based on a suspension of the Company match; and (v) perquisites and other personal benefits.

The following table provides information regarding specific amounts included as All Other Compensation for fiscal 2009:

Other Compensation Detail:

													Taxable	Non-taxable
													Expat	Expat
				Financial					Legal				Assignment	Assignment
		Savings		Counseling			Clothing	Severance	Fees				&	&
	Profit	Plan	Company	Fees	Housing	Transportation	Allowance	Pay	Paid	Executive	Suppl	Disability	Relocation	Relocation
	Sharing	Matching	SERP	(a)	(b)	(c)	(d)	(e)	(f)	Life	Life	(g)	(h)	(i)	Total

William McComb	—	7,350	—	12,800	127,200	—	4,037		7,400	21,311	2,610	45,482			228,190
Andrew Warren	—	7,350	—	12,800	8,047	8,700	3,323			3,123					43,343
Peter Warner	—	6,712	—	4,267			454			5,224			457,173	62,466	536,296
Nicholas Rubino	—	3,066	—	12,800			2,894			2,828	2,610				24,198
Dave McTague	—	7,350	—	—			3,890	1,400,000		3,319	2,610				1,417,168

(a)	The amount indicated represents the cost to the Company for financial advisory services provided to the executive by a third-party financial consultant.

(b)	For Mr. McComb, “Housing” reflects the cost to the Company for an apartment the Company leases in New York City for Mr. McComb’s use. For Mr. Warren, “Housing” reflects the total cost to the Company for his use of a Company-leased apartment on 35 nights all of which were for business purposes.

(c)	For Mr. Warren, “Transportation” represents an allowance provided to offset car and parking expenses.

(d)	The amount indicated the actual clothing allowance utilized (based on prices which are net of the usual discount offered to all Company employees for the purchase of Company products).

(e)	The amount indicated represents the payment made to Mr. McTague as a cash lump sum payment upon his termination of employment from the Company.

(f)	The amount indicated represents the payment of legal fees by the Company for the attorney representing Mr. McComb in the negotiation of his employment agreement renewal, which resulted in his July 2009 agreement.

(g)	The amount reported represents the cost to the Company for annual premium paid for Mr. McComb’s disability benefit.

(h)	The amount reported represents all taxable benefits and allowances ($25,544 for home leave expenses, $10,000 for repatriation allowance, $16,260 for utilities, temporary living and education, $33,891 for automobile allowance, and $207,568 for housing allowance), associated gross-ups related to Mr. Warner’s expatriate assignment to and repatriation from Hong Kong ($15,344 related to home leave expenses, $6,007 related to repatriation allowance, $9,767 related to utilities, temporary living and education, $20,358 related to automobile allowance, and $124,682 related to housing allowance), taxes paid on Mr. Warner’s behalf in Hong Kong ($132,650), and hypothetical tax collected from Mr. Warner ($144,897 recouped by the Company) . Mr. Warner’s assignment commenced prior to his appointment as an executive officer, and all elements were governed by the Company’s expatriate and relocation policies, on similar terms as are available to other executives.

(i)	The amount reported represents all non-taxable benefits and allowances ($21,543 for benefit premiums, advisory services and relocation airfare, and $40,923 for international household goods move) related to Mr. Warner’s expatriate assignment to and repatriation from Hong Kong. Mr. Warner’s assignment commenced prior to his appointment as an executive officer, and all elements were governed by the Company’s expatriate and relocation policies, on similar terms as are available to other executives.

Grants of Plan-Based Awards Table

								All Other	All Other
								Stock Awards:	Option Awards:	Exercise	Grant
								Number of	Number of	or Base	Date Fair
		Estimated Possible Payouts			Estimated Future Payouts			Shares of	Securities	Price of	Value for
		Under Non-Equity Incentive Plan Awards}			Under Equity Incentive Plan Awards}			Stock or	Underlying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Options
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards

William L. McComb	3/16/2009				—	—	—	—	150,000	$1.77	$121,500

PEO	6/1/2009								150,000	$4.81	$442,500

	9/1/2009								150,000	$4.11	$378,000

		$487,500	$1,950,000	$2,925,000

Andrew Warren	3/16/2009				—	—	—	—	75,000	$1.77	$60,750

PFO	6/1/2009								75,000	$4.81	$221,250

	9/1/2009								75,000	$4.11	$189,000

		$131,250	525,000	$787,500

Nicholas Rubino	3/16/2009				—	—	—	—	12,500	$1.77	$10,125

	6/1/2009								12,500	$4.81	$36,875

	9/1/2009								12,500	$4.11	$31,500

		$88,125	$352,500	$528,750

Peter Warner	3/16/2009				—	—	—	—	6,250	$1.77	$5,063

	6/1/2009								6,250	$4.81	$18,438

	9/1/2009								6,250	$4.11	$15,750

		$65,250	$261,000	$391,500

David McTague	3/16/2009				—	—	—	—	75,000	$1.77	$60,750

	6/1/2009								75,000	$4.81	$221,250

	9/1/2009								75,000	$4.11	$189,000

			N/A

Narrative Description of 2009 Compensation and Equity Awards.

Salary and Bonus.

For a discussion of 2009 salary and bonus compensation for the Named Executive Officers, see the Compensation Discussion and Analysis, above.

Equity Awards.

Restricted Stock and Restricted Stock Units. None of the continuing NEOs were granted awards of Restricted Stock in 2009.

Options. Beginning in December 2008, options to purchase shares of Common Stock were granted by the Compensation Committee under the 2005 Stock Incentive Plan to the Named Executive Officers. Options granted in December 2008 and in March, June and September 2009 become exercisable 100% on December 1, 2011, subject to earlier vesting upon a termination of employment following a change-in-control.

Under the 2005 Stock Incentive Plan, a change-in-control occurs if: (i) any person acquires 35% or more of the then outstanding shares of Common Stock; (ii) the election or appointment during any 12 month period of a majority of directors not endorsed by a majority of the board members in place prior to such election or appointment; or (iii) the sale of all or substantially all of the assets of the Company. These options expire on the seventh anniversary of grant, subject to earlier expiration upon termination of employment.

Employment Arrangements.

William L. McComb. On July 14, 2009, the Board of Directors of the Company approved, and the Company entered into, a Severance Benefit Agreement (the “SBA”) with the Company’s Chief Executive Officer, William McComb, which provides for severance payments in the event of certain designated termination events. This agreement was deemed to extend and renew Mr. McComb’s term of employment and superseded and replaced Mr. McComb’s existing Employment Agreement, dated as of December 24, 2008 (the “Former Employment

Agreement”) which was terminated as of such date. The initial term of the SBA is three years. Each month after the effective date of July 14, 2009, the term automatically extends for an additional month, absent notice of non-renewal by either party. In addition, on July 14, 2009, the Company entered into a second amended and restated Executive Termination Benefits Agreement (the “Amended and Restated ETBA”) between Mr. McComb and the Company. The Amended and Restated ETBA, which was already in effect and provides for payments in the event Mr. McComb’s employment is terminated by the Company without cause or by him for good reason following a change in control, reflects technical, non-substantive conforming revisions to conform to the replacement of Mr. McComb’s Former Employment Agreement with the SBA.

For a discussion of the terms of each of the SBA and the Amended and Restated ETBA, please see the section captioned “Severance and Change-in-Control Arrangement — Agreements with Mr. McComb” below.

Mr. McComb’s base salary as set by the Compensation Committee is $1,300,000 per year. Mr. McComb participates in the Company’s Section 162(m) Cash Bonus Plan, with a target bonus or each fiscal year of his employment equal to 150% of his base salary (which target level was increased by the Compensation Committee in 2009) For each year, the Compensation Committee will establish performance thresholds and, depending on the Company’s performance, Mr. McComb could be entitled to as little as no bonus or as much as 300% of his base salary. In July 2009, the Compensation Committee agreed to provide Mr. McComb with disability coverage equal to 100% of his base salary in effect, and purchased a policy to provide such coverage at the Company’s cost for annual premiums. This premium cost has been included as an item in the Other Compensation section of the Summary Compensation Table, and is detailed on page 33.

The restrictive covenants contained in Mr. McComb’s Former Employment Agreement, including the non-competition, non-solicitation, non-interference, proprietary information and confidentiality restrictions, remain in effect and are continued under the SBA. In addition, the SBA provides for a potential clawback of compensation paid to Mr. McComb under certain circumstances.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
									Equity Incentive
								Equity Incentive	Plan Awards:
							Market	Plan Awards:	Market or
	Number of	Number of				Number of	Value of	Number of	Payout Value of
	Securities	Securities				Shares or	Shares or	Unearned	Unearned
	Underlying	Underlying				Units of	Units of	Shares, Units or	Shares, Units or
	Unexercised	Unexercised		Option		Stock That	Stock That	Other Rights	Other Rights
	Options	Options	Option	Exercise	Option	Have Not	Have Not	That Have Not	That Have Not
	(#)	(#)	Grant	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	Date	($)	Date	(#)	($)	(#)	($)

William L. McComb	185,200	0	11/6/2006	$41.78	11/6/2013	62,500	351,875	40,500	228,015
PEO	63,150	0	11/6/2006	$50.14	11/6/2013
	174,185	174,185	7/13/2007	$36.65	7/13/2014
	81,250	243,750	4/1/2008	$19.43	4/1/2015
	0	150,000	12/1/2008	$2.11	12/1/2015
	0	150,000	3/16/2009	$1.77	3/16/2016
	0	150,000	6/1/2009	$4.81	6/1/2016
	0	150,000	9/1/2009	$4.11	9/1/2016

Andrew C. Warren	38,980	38,980	7/13/2007	$36.65	7/13/2014	17,665	99,454	10,000	56,300
PFO	20,250	60,750	4/1/2008	$19.43	4/1/2015
	0	75,000	12/1/2008	$2.11	12/1/2015
	0	75,000	3/16/2009	$1.77	3/16/2016
	0	75,000	6/1/2009	$4.81	6/1/2016
	0	75,000	9/1/2009	$4.11	9/1/2016

Nicholas Rubino	8,000	0	3/4/2004	$37.24	3/4/2014	4,900	27,587	5,000	28,150
	2,500	7,500	4/1/2008	$19.43	4/1/2015
	0	12,500	12/1/2008	$2.11	12/1/2015
	0	12,500	3/16/2009	$1.77	3/16/2016
	0	12,500	6/1/2009	$4.81	6/1/2016
	0	12,500	9/1/2009	$4.11	9/1/2016

Peter Warner	0	6,250	12/1/2008	$2.11	12/1/2015	0	0	7,500	42,225
	0	6,250	3/16/2009	$1.77	3/16/2016
	0	6,250	6/1/2009	$4.81	6/1/2016
	0	6,250	9/1/2009	$4.11	9/1/2016

David McTague	16,015		8/14/2007	$33.45	8/14/2014 (1)	0	0	0	0
	30,000		4/1/2008	$19.43	4/1/2015 (1)

(1)	In accordance with the terms of grant, the right to exercise these options terminated three months following the last day of Mr. McTague’s employment with the Company

The following table provides information regarding individual outstanding unvested restricted stock awards granted to the PEO, PFO and other Named Executive Officers including G Shares (“G”) and other restricted shares (“R”):

Outstanding Equity Awards at Fiscal Year-End Table

Outstanding Unvested Restricted Stock Awards

			Grant
Name	Share Amount	Grant Date	Type

William L. McComb, PEO	62,500	November 6, 2006	R

Andrew C. Warren, PFO	17,665	July 13, 2007	R

Nicholas Rubino	1,250	July 13, 2007	R
	650	March 2, 2007	R
	3,000	January 19, 2004	G

(a)	Reflects unvested shares of restricted stock issued to Mr. McComb on November 6, 2006 pursuant to the terms of his Employment Agreement. (See “Employment Agreements — William L. McComb,” above).

(b)	Reflects shares of restricted stock issued to Mr. Warren on July 13, 2007 upon commencement of his employment. 9,550 of these shares vest on the fifth anniversary of the grant date. The remaining 8,115 shares vest on July 13, 2010.

(c)	For Mr. Rubino, the 3,000 shares granted January 19, 2004 (indicated “G”) vested on January 19, 2010 and the 650 shares granted March 2, 2007 vested on March 2, 2010. The remaining restricted shares (indicated as “R”) will vest on July 13, 2010.

Option Exercises and Stock Vested Table (2009 only)

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

William L. McComb, PEO	0	$0	25,452	$136,677

Andrew Warren, PFO	0	$0	8,115	$21,180

Nicholas Rubino	0	$0	2,650	$7,064

Peter Warner	0	$0	0	$0

David McTague (former NEO)	0	$0	2,990	$11,751

Nonqualified Deferred Compensation

The following table reflects information concerning the Company’s unfunded Supplemental Executive Retirement Plan (the “SERP”). The SERP permits eligible employees to defer on a pre-tax basis receipt of up to 50% of their salary and their entire annual cash incentive bonus. In addition, the Company may make contributions to the executive’s SERP account to make up for the limitations imposed by the IRS on Company profit sharing and matching contributions under the Savings Plan.

The SERP provides for notional investment options for participants, including mutual funds and the Company’s Common Stock, whereby a participant’s account is credited with the rate of return realized by the participant’s designated investments. No actual shares of stock are purchased by or on behalf of the participant.

SERP participants can elect to receive a distribution from their SERP accounts either at their retirement or at a date at least three years after the date the amount was deferred, subject to the right to elect to postpone such distribution. Distributions are also made upon the occurrence of certain events, including death, or in the event of a financial emergency. In addition, as permitted by final IRS regulations relating to deferred compensation, in 2008 the SERP was amended to allow all participants to elect by December 31, 2008 to receive a one-time distribution of amounts accrued under the Plan after the original adoption of the deferred compensation tax regulations in 2004.

Nonqualified Deferred Compensation Table

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate	Balance
	Contributions	Contributions in	Earnings	Distributions	Balance @ last	as of
	in Last FY	Last FY	in Last FY	Last FY	FYE	January 2,
	($)	($)	(S)	(S)	($)	2010

William McComb	$0	$0	$6,666	$0	$45,807	$52,472

Andrew Warren	$0	$0	$18,731	$0	$59,033	$77,764

Nicholas Rubino	$0	$0	$2,093	$(370,223)	$400,269	$6,946

Peter Warner	$0	$0	$0	$0	$0	$0

David McTague	$0	$0	$39	$0	$17,100	$17,139

(a)	Total reflects $25,193 forfeitures due to withdrawal

Severance and Change-In-Control Arrangements

Agreements with William L. McComb.

Severance Benefits Agreement.  On July 14, 2009, the Board of Directors of the Company approved, and the Company entered into the SBA with the Company’s Chief Executive Officer, William McComb. This agreement was deemed to extend and renew Mr. McComb’s term of employment and superseded and replaced the Former Employment Agreement which was terminated as of such date. The initial term of the SBA is for three years. Each month after the effective date of July 14, 2009, the term automatically extends for an additional month, absent notice of non-renewal by either party. Under the SBA, in the event Mr. McComb’s employment is terminated by the Company without Cause or by him for Good Reason, the Company will generally be obligated to pay Mr. McComb a lump sum equal to the sum of two times his then-current annual base salary and two times his target annual bonus (which has been increased to 150% of his base salary by action of the Compensation Committee of the Board of Directors), a pro-rated annual cash bonus for the year of his termination (subject to the terms of the Company’s bonus plan, based on actual Company performance for such year), two years’ continuation of medical, dental, vision and long-term disability benefits (which has been increased by action of the Compensation Committee from 60% of base salary to 100% of annualized salary), and accelerated vesting of certain previously granted equity compensation, all subject to Mr. McComb’s execution of a release in favor of the Company.

In addition, under the SBA, in the event that Mr. McComb’s employment is terminated due to (i) a termination by the Company for Cause, (ii) his resignation without Good Reason, or (iii) a termination of employment on account of death or Disability, the Company will pay to Mr. McComb an amount equal to his accrued but unpaid annualized base salary then in effect through the date of such termination, and, in the case of death or Disability, (x) the Company will continue to provide him and/or his family with coverage substantially identical to that provided to other senior executives in its medical and dental programs for 12 months following the date of such termination and (y) all unvested equity awards will immediately vest.

“Cause” under the SBA includes: (i) the willful and intentional failure or refusal by Mr. McComb to perform any material duties, responsibilities or obligations; (ii) any willful or intentional act of fraud, including misrepresentation, theft, embezzlement, dishonesty or moral turpitude (“Fraud”); (iii) conviction of a felony, or conviction of a misdemeanor involving moral turpitude; (iv) any willful or intentional act which could be expected to materially injure the reputation, business or business relationships of the Company; and (iv) the willful or intentional failure to comply with any reasonable and lawful request of the Board not contrary to the provisions of the SBA and the policies of the Company.

“Good Reason” under the SBA includes: (i) a change so that Mr. McComb is no longer serving as Chief Executive Officer or as a member of the Board of Directors, or reporting solely and directly to the Board, or a material change in duties; (ii) a material change in the nature of scope of the authorities, powers, functions, duties or responsibilities as Chief Executive Officer; (iii) material diminution in rate of base salary target annual incentive, guideline long term incentives, or any diminution in Company-provided long-term disability coverage; (iv) relocation of the Company’s executive offices by more than 35 miles if increasing Mr. McComb’s commuting distance by more than 35 miles; and (v) a material breach by the Company of its material obligations under the SBA.

“Disability” under the SBA is defined as the inability to perform duties and responsibilities for a period of more than 180 consecutive days due to physical or mental incapacity or impairment. A determination of Disability will be made by a licensed physician satisfactory to both Mr. McComb and the Company; provided that if the parties cannot agree as to a licensed physician, then each will select a licensed physician and these two together will select a third licensed physician, whose determination as to Disability will be binding.

Executive Termination Benefits Agreement.  On July 14, 2009, the Company entered into the Amended and Restated ETBA with Mr. McComb. The Amended and Restated ETBA, which was already in effect and provides for payments in the event Mr. McComb’s employment is terminated by the Company without cause or by him for good reason following a change in control, reflects technical, non-substantive conforming revisions to conform to the replacement of Mr. McComb’s Former Employment Agreement with the SBA. Under the Amended and Restated ETBA, if during the three years following a “Change-in-Control” of the Company (or following a “Potential Change-in-Control,” both terms as defined in the Executive Termination Benefits Agreement), Mr. McComb’s

employment is terminated without “Cause” or for “Good Reason” (both terms as defined below, and such terminations, “Covered Terminations”), the Company will pay Mr. McComb an amount equal to (i) three times the sum of his annual base salary plus his average annual bonus; (ii) any earned but unpaid bonus as of the termination of his employment; and (iii) a pro-rata bonus for the number of months Mr. McComb was employed during the fiscal year in which his employment was terminated. Additionally, in the event of a “Covered Termination” (i) the Company will provide Mr. McComb and his dependents with life, medical, dental, health, and disability insurance benefits for three years at least equal, in type and level, to those Mr. McComb and his dependents were receiving immediately prior to termination; (ii) all unvested amounts, if any, under the Company’s Supplemental Executive Retirement Plan will become fully vested; and (iii) all outstanding equity awards granted to Mr. McComb under any of the Company’s stock incentive plans will become immediately fully vested.

“Good Reason” under the Amended and Restated ETBA includes: (i) failure to elect or re-elect Mr. McComb to the same or substantially equivalent offices or positions held with the Company prior to the Change-In-Control; (ii) a significant adverse change in the nature of scope of the authorities, powers, functions, duties or responsibilities attached to his position prior to the Change-In-Control; (iii) failure to pay salary or other monies owed, or a material reduction of the base salary or bonus target prior to a Change-In-Control without consent; (iv) relocation of the executive more than fifty (50) miles from the Company’s offices at which Mr. McComb was based prior to the Change-In-Control; (v) failure to continue to provide or to replace any benefits or any then ongoing compensation plan in effect prior to a Change-In-Control that is material to Mr. McCombs’ total compensation opportunity, including any stock incentive plan; (vi) Company’s failure to obtain an agreement from its successor to perform Company’s obligations under the Executive termination benefits agreement; and (vii) any termination not in accordance with the terms of the Amended and Restated ETBA.

“Cause” under the Amended and Restated EBTA includes: (i) the willful and intentional failure or refusal by Mr. McComb to perform any material duties, responsibilities or obligations; (ii) any willful or intentional act of fraud, including misrepresentation, theft, embezzlement, dishonesty or moral turpitude (“Fraud”); (iii) conviction of a felony, or conviction of a misdemeanor involving Fraud; and (iv) Mr. McComb’s inability to perform his material duties, responsibilities or obligations due to his physical or mental incapacity.

A “Change-In-Control” under the Amended and Restated EBTA occurs if: (i) any person becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act, as amended from time to time) of 25% or more of (A) the then outstanding shares of Common Stock or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, subject to certain exceptions; (ii) if the incumbent board as of July 14, 2009 (the “Incumbent Board”) ceases to constitute a majority of the Board, without the approval of two-thirds of the Incumbent Board, subject to certain exceptions; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; or (v) the stockholders approve a complete liquidation or sale of the Company.

A “Potential Change-In-Control” under the Amended and Restated EBTA occurs if: (i) the Company enters into an agreement which would result in the occurrence of a Change in Control; (ii) a public announcement is made (including by the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change-in-Control; or (iii) the Board adopts a resolution to the effect that, for purposes of the executive termination benefits agreement, a Potential Change-in-Control has occurred; provided that the Board is not precluded from adopting a resolution to the effect that for purposes of termination benefits agreement, it is the good faith opinion of the Board that a Potential Change-in-Control has been abandoned and that a Potential Change-in-Control no longer exists.

To the extent any of the payments described in the Amended and Restated EBTA subject Mr. McComb to the excise tax imposed by Section 4999 of the IRS Code (so called “golden parachute” excise taxes), the Company has agreed to pay Mr. McComb an additional amount such that he would be in the same after-tax position as he would have been had no excise tax been imposed. Notwithstanding the preceding sentence, no additional payments will be made by the Company if the payments to Mr. McComb do not exceed the lesser of (i) 105% of three times his “base amount” (as defined in the IRS Code), or (ii) $250,000 plus three times his “base amount.” In such an instance, the other payments to Mr. McComb will be reduced so that no excise tax is imposed on Mr. McComb.

Potential Severance and Change in Control Payments.

Following is a table indicating potential payments to Mr. McComb under the SBA and the Amended and Restated EBTA if his employment were to have been terminated on January 2, 2010. The amount indicated for the Restricted Stock for which vesting accelerated was calculated based on the closing price of Common Stock on December 31, 2009, $5.63 (the “December 31 Price”), the last trading day prior to January 2. The amount indicated for Options for which vesting accelerated was calculated base on the difference between the exercise price of the applicable stock option and the December 31 Price.

	Good Reason/			Change-of-
William L. McComb	No Cause	Death	Disability	Control

Cash	$6,500,000	$0	$0	$5,362,500

LTD Benefit	$0	$0	$6,500,000	$0

Options	$0	$0	$0	$1,458,000

Restricted Stock	$351,875	$351,875	$351,875	$351,875

Health and other Benefits	$173,342	$62,750	$86,671	$260,012

Tax Benefit	$0	$0	$0	$0

Agreements with the other Named Executive Officers.

Executive Severance Agreements.  The Company has severance agreements with each of Peter Warner, Nicholas Rubino and Andrew Warren, providing that in the event that any of such officer’s employment is terminated by the Company during the term of the agreement, other than for cause, death or disability, or by such officer for certain specified reasons, then such officer shall be entitled to receive, in lieu of any other cash severance payment and in exchange for a release of all claims against the Company, a lump sum payment equal to the sum of two times (i) the officer’s then current annual base salary and (ii) an amount equal to the officer’s then target annual bonus, as well as continued health and welfare benefits for six months following such a termination. These agreements also subject the officer to certain non-competition and non-solicitation provisions. If necessary to prevent such officer from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under the severance agreement will not be paid until six months after employment termination. As part of the agreement, each such executive is subject to non-competition, non-solicitation and non-disparagement covenants during the officer’s employment term and for 18 months thereafter.

“Cause” is defined as (i) the willful and intentional failure or refusal to perform any material duties, responsibilities or obligations; (ii) Fraud; or (iii) conviction of a felony, or conviction of a misdemeanor involving Fraud.

“Good Reason” as defined in the agreement includes: (i) the executive being assigned duties inconsistent with the executive’s position at the applicable date, without executive’s consent; (ii) the Company moving its principal executive offices by more than 35 miles if such move increases the executive’s commuting distance by more than 35 miles; (iii) a material reduction in the executive’s base salary; or (iv) a material breach by the Company of any of its material obligations under any employment agreement between the executive and the Company then in effect.

Mr. McTague.  On December 3, 2009, the Company and Mr. McTague entered into an agreement and general release, which superseded all prior severance and related agreements between the Company and Mr. McTague. Under the agreement, Mr. McTague received a cash payment of $1.4 million (representing one times his base salary and target bonus), and continued medical coverage for six months, with an obligation to reimburse any COBRA expenses incurred by Mr. McTague for the following six months.

Restricted Stock Grants.  Mr. Rubino was previously granted restricted G Shares, which pursuant to the terms of grant, vested on January 19, 2010.

Stock Options.  Each of Messrs. Rubino, Warren and Warner were previously awarded options to purchase Company stock which vest in the event of an employment termination following a change-in-control.

Following are tables indicating potential payments to Messrs. Rubino, Warren and Warner if employment were to have been terminated on January 2, 2010. The amount indicated for the Restricted Stock for which vesting accelerated was calculated based on the December 31 Price, the last trading day prior to January 2. The amount indicated for Options for which vesting accelerated was calculated base on the difference between the exercise price of the applicable stock option and the December 31 Price.

	Good Reason/			Change-of-
Andrew Warren	No Cause	Death	Disability	Control

Cash	$2,450,000	$0	$0	$2,450,000

Disability Benefit	$0	$0	$900,000	$0

Options	$0	$0	$0	$729,000

Restricted Stock	$102,843	$102,843	$102,843	$102,843

Health and other Benefits	$17,268	$8,634	$8,634	$17,268

Tax Benefit	$0	$0	$0	$0

	Good Reason/			Change-of-
Nicholas Rubino	No Cause	Death	Disability	Control

Cash	$1,645,000	$0	$0	$1,645,000

Disability Benefit	$0	$0	$900,000	$0

Options	$0	$0	$0	$121,500

Restricted Stock	$0	$0	$0	$0

Health and other Benefits	$17,268	$8,634	$8,634	$17,268

Tax Benefit	$0	$0	$0	$0

	Good Reason/			Change-of-
Peter Warner	No Cause	Death	Disability	Control

Cash	$1,522,500	$0	$0	$1,522,500

Disability Benefit	$0	$0	$900,000	$0

Options	$0	$0	$0	$60,750

Restricted Stock	$0	$0	$0	$0

Health and other Benefits	$17,268	$8,634	$8,634	$17,268

Tax Benefit	$0	$0	$0	$0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of the Company’s Common Stock:

		Percentage of
	Amount and Nature of	Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock

FMR LLC(1)	14,262,854	15.013%
Edward C. Johnson, 3(rd)
Fidelity Management & Research Company
82 Devonshire Street
Boston, Massachusetts 02109

Perry Corp.(2)	9,250,000	9.74%
767 Fifth Avenue
New York, NY 10153

Whitebox Advisors, LLC(3)	9,105,274	8.7%
3033 Excelsior Boulevard
Suite 300
Minneapolis, MN 55416

BlackRock, Inc.(4)	7,343,653	7.73%
Barclays Global Investors, N.A.
40 East 52nd Street
New York, NY 10022

(1)	Based upon information as of December 31, 2009, contained in an Amendment to Schedule 13G, dated February 16, 2010, filed with the S.E.C. by FMR Corp. (“FMR”), Edward C. Johnson 3rd, Fidelity Management & Research Company (“Fidelity”), Fidelity Low Priced Stock Fund and Fidelity Value Fund. According to the Amended Schedule 13G, the shares of Common Stock listed include: (i) 14,262,854 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies; (ii) 5,000,000 shares beneficially owned by Fidelity Low Priced Stock Fund, an investment company; (iii) 5,871,697 shares beneficially owned by Fidelity Value Fund, an investment company; and (iv) 910,000 shares beneficially owned by Pyramis Global Advisors Trust Company (“Pyramis”), an indirect wholly-owned subsidiary of FMR and a bank. According to the Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity, and neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Mr. Johnson and FMR, through its control of Pyramis, each has sole dispositive power over the shares beneficially owned by Pyramis, and sole power to vote or to direct the voting of such shares.

(2)	Based on the information as of December 31, 2009 contained in a Schedule 13G, dated February 12, 2010, filed with the S.E.C. by Perry Corp. (“Perry”). Perry may be deemed to beneficially own 9,250,000 shares of Company, which are held of record by clients of Perry. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(3)	Based upon information as of December 31, 2009, contained in an Amendment to Schedule 13G, dated February 4, 2010, filed with the S.E.C. by Whitebox Advisors, LLC. (“WA”), Whitebox Convertible Arbitrage Advisors LLC, Whitebox Convertible Arbitrage Partners, L.P., Whitebox Concentrated Convertible Arbitrage Fund, L.P., Whitebox Concentrated Convertible Arbitrage Fund, Ltd., Whitebox Combined Advisors, LLC, Whitebox Combined Partners, L.P., Whitebox Multi-Strategy Fund, L.P., Whitebox Multi-Strategy Fund, Ltd., HFR RVA Combined Master Trust, and IAM Mini-Fund 14 Limited. Shares indicated include shares held as a result of ownership of convertible bonds.

(4)	Based on information as of December 31, 2009 contained in an Amendment to Schedule 13G, dated January 29, 2010, filed with the S.E.C. by BlackRock, Inc. (“BlackRock”) and Barclays Global Investors, N.A. (“Barclays”, and collectively referred to as the “BGI Entities”) shares indicated are held by BlackRock in trust accounts for the economic benefit of the following: BlackRock; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Limited; BlackRock Investment Management, LLC; and BlackRock International Ltd., in its capacity as investment advisor, may be deemed to beneficially own 7,343,653, shares of Company, which are held of record by clients of BlackRock. On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC.

Directors and Executive Officers

The following table sets forth, as of March 24, 2010, the number of shares of Common Stock (the Company’s only voting security) beneficially owned by each Director, each Director nominee, each of the Named Executive Officers, a former executive officer, two former Directors, and by all Directors, Director nominees and the executive officers of the Company as a group.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class(2)

William L. McComb(3)	[699,038]	*	%
Bernard W. Aronson(4),(5)	[91,172]	*
Raul J. Fernandez(5),(6)	[87,499]	*
Kenneth B. Gilman(5)	[61,137]	*
Nancy J. Karch(5),(7)	[86,066]	*
Kenneth P. Kopelman(4),(5)	[90,311]	*
Kay Koplovitz(4),(5)	[139,383]	*
Arthur C. Martinez(5),(8)	[86,781]	*
Doreen A. Toben(5)	[22,106]	*
Andrew C. Warren(9)	[107,699]	*
Nicholas Rubino(10)	[18,846]	*
Peter Warner	[0]	*
Daniel A. Carp(11)	[46,998]	*
David McTague(11)	[2,045]	*
Oliver R. Sockwell(11)	[56,438]	*
All current Directors and executive officers as a group (13 persons)(12)	[1,554,683]	[ ]	%

*	Less than 1%

(1)	Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them. The amounts indicated assume the exercise of all stock options held by Directors and executive officers under the Company’s stock option plans which are exercisable within 60 days after March 24, 2010 (“Exercisable Options”).

(2)	Based on [ ] shares outstanding as of March 24, 2010, plus shares issuable upon the exercise of Exercisable Options as noted.

(3)	Includes [585,035] shares issuable upon the exercise of Exercisable Options and [62,500] restricted shares granted upon commencement of Mr. McComb’s employment.

(4)	Includes [19,000] shares issuable upon the exercise of Exercisable Options.

(5)	Includes shares acquired under the outside Directors’ compensation program, receipt of which has been deferred under the Outside Directors’ Deferral Plan as follows: Mr. Aronson: [41,597] shares; Mr. Fernandez: [2,488] shares; Mr. Gilman: [56,137] shares; Ms. Karch: [66,849] shares; Mr. Kopelman: [29,791] shares; Ms. Koplovitz: [101,608] shares; Mr. Martinez: [66,783] shares; and Ms. Toben [22,106] shares.

(6)	Includes [13,500] shares issuable upon the exercise of Exercisable Options.

(7)	Includes [10,000] shares issuable upon the exercise of Exercisable Options.

(8)	Includes [18,000] shares issuable upon the exercise of Exercisable Options.

(9)	Includes [79,480] shares issuable upon the exercise of Exercisable Options and [17,665] restricted shares.

(10)	Includes [13,000] shares issuable upon the exercise of Exercisable Options, and [1,900] restricted shares.

(11)	Mr. Carp served as a Director until May 21, 2009; Mr. Sockwell resigned as a Director effective December 31, 2009; Mr. McTague’s last day of employment was December 4, 2009. Information for each is as of such respective date.

(12)	Includes [781,015] shares issuable upon the exercise of Exercisable Options, and [81,415] restricted shares, issued under the Company’s stockholder — approved stock incentive plans, and other shares indicated as included in the foregoing footnotes.

PROPOSAL 4 — APPROVAL OF THE LIZ CLAIBORNE, INC. 2010 162(M)
LONG-TERM PERFORMANCE PLAN

Background and Reasons for Adoption

The Board of Directors has, subject to approval by the Company’s stockholders at the Annual Meeting, adopted the Liz Claiborne, Inc. 2010 Section 162(m) Long-Term Performance Plan (the “Performance Plan”). The purpose of the Performance Plan is to provide long-term incentives to certain senior executive officers in a manner designed to reinforce the Company’s performance goals; to strengthen the Company’s “pay for performance” ethic by linking a significant portion of participants’ compensation to the achievement of such goals; and to continue to attract, motivate and retain high-performing executives on a competitive basis, while seeking to preserve for the benefit of the Company the associated federal income tax deduction. The Performance Plan is based on the Liz Claiborne, Inc. Section 162(m) Long-Term Performance Plan that was established by the Board and approved by the Company’s stockholders in 2005.

The payments under the Performance Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, under Section 162(m) of the Code, a federal income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the next three most highly compensated officers (other than the chief financial officer). However, amounts that constitute “performance-based compensation” under Section 162(m) of the Code are not counted toward the $1 million limit. The Compensation Committee of the Board of Directors reserves the right to establish alternative incentive compensation arrangements for otherwise eligible executives if it determines, in its sole discretion, that it would be in the best interests of the Company and its stockholders to do so, even if the result is a loss of deductibility for certain compensation payments.

The following description of the Performance Plan is qualified in its entirety by reference to the full text of such Plan, which is set forth in the attached Exhibit D.

Material Terms of the Performance Plan

Eligibility.  Any employee (i) having a base salary in excess of $400,000, or (ii) whose compensation is reasonably expected by the Committee to exceed the $1 million threshold, is eligible to receive an award under the Performance Plan. Approximately 30 individuals are eligible to participate in the Plan.

Administration.  The Performance Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”) or a subcommittee thereof. All decisions and determinations of the Committee with respect to the Performance Plan are final and binding on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Performance Plan or any Award. The expenses of administering the Performance Plan are borne by the Company.

Performance Plan Awards.  The Committee in its sole discretion may grant awards to eligible executives. Each award entitles the recipient to receive a cash payment upon the achievement of specified performance goals during a specific period (a “Performance Period”) designated by the Committee. At the time the award is granted, the Committee establishes the length of the Performance Period, the performance goals that must be achieved during the Performance Period, the amount of the bonus that will be paid based on the achievement of the performance goals (which may include partial payment for partial achievement of goals) and the dates on which the payments will be made.

Performance Periods.  A Performance Period must be at least one year. The Committee in its sole discretion sets the length of each specific Performance Period. In addition, the Committee may establish sub-periods as part of a larger Performance Period. A sub-period may be shorter than a year and enables the Committee to track performance on a seasonal, as well as annual, basis.

Performance Goals.  Each award includes specific, objective performance goals that the Committee selects from among the business criteria described below. Performance goals are established for each participant by the Committee within the first 90 days of the applicable Performance Period and prior to the completion of one-quarter of any applicable sub-period.

Performance goals are expressed in terms of one or more of the following criteria: (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends); (b) gross or net sales; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (f) value of assets, return or net return on assets, net assets or capital (including invested capital); (g) adjusted pre-tax margin; (h) margins, profits and expense levels; (i) dividends; (j) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (k) reduction of losses, loss ratios or expense ratios; (l) reduction in fixed costs; (m) operating cost management; (n) cost of capital; (o) debt reduction; (p) productivity improvements; (q) inventory turnover measurements; or (r) customer satisfaction based on specified objective goals or a Company-sponsored customer survey. Performance goals may be expressed (1) with respect to the Company as a whole or with respect to one or more divisions or business units; (2) on a pre-tax or after-tax basis; and (3) on an absolute and/or relative basis. In addition, performance goals may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the Plan are determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s reports on Forms 10-K and 10-Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of Section 162(m)(4)(C) of the Code and the regulations thereunder: all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company; all items of gain, loss or expense for a fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by Company during the fiscal year; and all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations. To the extent a performance goal is expressed using a measure that requires deviations from GAAP, such deviations shall be established by the Committee at the time the applicable performance goals are established.

Maximum Bonus Opportunity.  Each award under the Performance Plan specifies the maximum amount of the bonus (which may be measured as a percentage of base salary) that the participant will receive upon the achievement of the applicable performance goals. The amount of the bonus may vary depending on the extent of achievement of the performance goals, with a threshold level of achievement necessary to receive any bonus; higher bonuses for greater levels of achievement of the performance goals; and a maximum specified bonus for the greatest level of achievement. Under the Performance Plan, the maximum bonus that may be paid to any individual under an award is $10.0 million. As a point of reference, the highest bonus that the Company has ever paid to an individual executive in any year was $2,375,000.

Under the Performance Plan, the Committee has absolute discretion to reduce the actual amount of any bonus payable to an amount less than that determined by the achievement of the performance goals, but cannot increase the bonus amount payable above the amount determined by actual achievement.

Performance Bonuses.  The bonuses paid under the Performance Plan shall be paid in either cash or shares of the Company’s Common Stock, in the Compensation Committee’s discretion. The Performance Plan does not, on its own, provide for the issuance of any shares, so any Common Stock that is issued as payment of a bonus under the Performance Plan will be issued under one of the Company’s equity compensation plans.

Protection of Deduction.  The Performance Plan provides that the Compensation Committee may, in its sole discretion, delay the payment of any performance bonus if and to the extent that it determines that the Company might not be permitted to receive a deduction in respect of such bonus as a result of the deduction limit under Section 162(m) of the Code. Generally, any amount so delayed will be credited with interest, as if it were invested in any investment vehicle or vehicles selected by the Committee, and will be paid to the participant following the participant’s termination of employment.

Power to Amend.  The Board of Directors may at any time terminate or suspend the Performance Plan or revise it in any respect; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of Section 162(m) provided in Section 162(m)(4)(C) of the Code.

Voting on the Proposal

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and voting thereon is required for approval of the Performance Plan. Under applicable regulations, if the Performance Plan is approved, it may remain in effect without further stockholder approval until January 2015, unless materially amended prior to such date. In the event stockholders do not approve this proposal, awards will not be granted under the Performance Plan, to the extent required under Treasury Regulation 1.162-27(e)(4) to meet the stockholder approval requirements of that Regulation.

Your Board of Directors recommends that you vote FOR Proposal 4 to approve the Performance Plan.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of the four Directors listed below. The Committee’s responsibilities are set forth in the Committee’s written charter adopted by the Board of Directors (the “Charter”). The Committee reviews and reassesses the Charter annually and recommends any proposed changes to the full Board for approval. A copy of the Charter is available at the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018.

The Committee met with Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”), with and without management present, to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the fiscal year ended January 2, 2010 and the results of such audit. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the Company’s accounting principles and procedures and the Company’s financial statements presentation with management and Deloitte & Touche, including a review of any significant financial reporting issues and the selection, application and disclosure of the Company’s accounting policies, including policies for which management is required to exercise discretion or judgment regarding implementation. These discussions included consideration of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosure in the Company’s financial statements. In addition, during 2009 the Committee met timely with management and Deloitte & Touche to review each of the Company’s quarterly results prior to the time such results were made public.

The Committee also discussed and reviewed with Deloitte & Touche all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche with the Committee under PCAOB standard AU 380, Communication With Audit Committees, and S.E.C. Rule 2-07 of Regulation S-X.

In addition, Deloitte & Touche provided to the Committee a formal written statement describing all relationships between Deloitte & Touche and the Company that might bear on Deloitte & Touche’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Committee reviewed and discussed with Deloitte & Touche any matters that could have impacted Deloitte & Touche’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Committee’s attention as a result of its review of Deloitte & Touche’s statement or its discussions with Deloitte & Touche that would indicate that Deloitte & Touche lacked such objectivity or independence.

The Committee met with the Company’s management and internal auditors to review and discuss the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding the Company’s internal control over financial reporting and management’s assessment of the Company’s internal control over financial reporting. Further, the Committee discussed with Deloitte & Touche the firm’s audit of the Company’s internal control over financial reporting for the fiscal year ended January 2, 2010. The Committee also discussed with management areas of potential risk exposure for the Company. Finally, the Committee met with the Company’s internal auditors to review the Company’s internal audit plan, as well as reports on audit projects and internal financial controls.

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management, Deloitte & Touche and the Company’s internal auditors, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended January 2, 2010 be included in the Company’s Annual Report on Form 10-K for such fiscal year to be filed with the Securities and Exchange Commission. The Board approved such recommendation.

The Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm for the 2010 fiscal year. While the Committee has sole authority to appoint the independent registered public accounting firm, the Committee has recommended to the Board that the Company continue its long-standing practice of requesting that stockholders ratify the appointment.

NANCY J. KARCH (Chair)
KENNETH B. GILMAN
ARTHUR C. MARTINEZ
DOREEN A. TOBEN

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The aggregate fees billed by Deloitte & Touche, the Company’s independent registered public accounting firm, for professional services rendered in connection with such firm’s audit of the Company’s fiscal 2009 and fiscal 2008 financial statements, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each such fiscal year, were approximately as follows:

Fees Paid to Deloitte & Touche

	2008	2009
	Fiscal Year	Fiscal Year

Audit Fees(1)	$4,259,000	$3,707,000
Audit-Related Fees(2)	$305,000	$7,000
Tax Fees(3)	$570,000	$433,000

Subtotal	$5,134,000	$4,147,000
All Other Fees(4)	$—	$—

Deloitte & Touche Total Fees	$5,134,000	$4,147,000

(1)	Audit Fees. These are fees for professional services performed by Deloitte & Touche for the integrated audit of the Company’s annual financial statements and review of financial statements included in the Company’s unaudited Quarterly Report on Form 10-Q filings, and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements for such fiscal year.

(2)	Audit-Related Fees. These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes attestations by Deloitte & Touche that are not required by statute or regulation; consulting on financial accounting/reporting standards; and comfort letters.

(3)	Tax Fees. These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for certain of the Company’s consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

(4)	All Other Fees. These are fees for all other services performed by Deloitte & Touche not falling in one or more of the above categories.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee has established a policy regarding pre-approval of all audit and permitted non-audit services (and related fees) to be provided by the Company’s independent registered public accounting firm or its affiliates, subject to S.E.C. rules which permit certain non-audit services accounting for less than five percent of the total fees paid to the independent registered public accounting firm to be approved by the Committee retroactively (so called “De Minimis Exception”). In making its decisions, the Committee considers whether the retention of the independent registered public accounting firm for permitted non-audit services is consistent with maintaining the objectivity and independence of the independent registered public accounting firm. Prior to engaging the independent registered public accounting firm for the next year’s engagement, a list of specific permitted services expected to be rendered during the year and related fees is presented to the Committee for approval. Prior to the engagement, the Committee must pre-approve the specific services requested and related fees. Management and the independent registered public accounting firm update the Committee periodically on actual fees incurred against the fees approved, and approval is required for any fees in excess of the amount originally approved. The Committee must also pre-approve any additional permissible services to be performed by the independent registered public accounting firm or its affiliates. Pursuant to the Audit Committee’s Charter, the Committee may delegate to a subcommittee (which may consist of one or more members) the right to pre-approve such services and fees, provided that decisions of any such subcommittee to grant pre-approvals must be disclosed to the full Committee at its next scheduled meeting.

PROPOSAL 5 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for the fiscal year ending January 2, 2010. Deloitte & Touche has served as the Company’s independent auditors since May 16, 2002. From June 2001 until their appointment as independent auditors in 2002, Deloitte & Touche served as the Company’s internal auditors.

If Deloitte & Touche’s appointment is not ratified, the Committee will reconsider the appointment.

The Company expects that representatives of Deloitte & Touche will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will respond to appropriate questions.

Voting on the Proposal

The affirmative vote of a majority of the shares of Common Stock voting on this proposal is required for ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the 2010 fiscal year.

Your Board of Directors recommends that you vote FOR Proposal 5 to ratify the appointment of Deloitte & Touche.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers, certain other officers, and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of such equity securities with the S.E.C. and the N.Y.S.E. To the Company’s knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with.

OTHER MATTERS

The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

Stockholder proposals intended to be presented at the 2011 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company’s Corporate Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than December 10, 2010 in order to be included in the Company’s proxy statement relating to that meeting. Moreover, pursuant to S.E.C. rules, if a stockholder notifies the Company after February 24, 2011 of an intent to present a proposal at the Company’s 2011 annual meeting of stockholders, the proxies named on the proxy card for such meeting will have the right to exercise their discretionary voting authority with respect to such proposal, if presented at such meeting, without including information regarding such proposal in the Company’s proxy materials.

Company Code of Ethics and Business Practices

The Company has established a Code of Ethics and Business Practices which applies to all of its associates, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, as well as to the Company’s Board of Directors. A copy of the Code is available on the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018. The Company will disclose on the Company’s website any amendment to the Code and any waiver of the Code with respect to the Company’s Directors or executive officers. The Company has established a Compliance Committee, consisting of Nicholas Rubino, Senior Vice President — Chief Legal Officer, General Counsel and Secretary, Andrew C. Warren, Executive Vice President — Chief Financial Officer and Lisa Piovano Senior Vice President — Chief Human Resources Officer, with responsibility for administering the Code.

By Order of the Board of Directors

NICHOLAS RUBINO
Senior Vice President — Chief Legal Officer,
General Counsel and Secretary

New York, New York
April [  ], 2010

EXHIBIT A

Subparagraph 4 of Article FIFTH of the Restated Certificate of Incorporation of Liz Claiborne, Inc. shall be deleted and replaced in its entirety with the following:

4. The Board of Directors shall be [~~divided into three classes, as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year. At the annual meeting of stockholders in 1981, directors of the first class shall be elected~~]
elected annually at each annual meeting of stockholders
to hold office for a term expiring at the next succeeding annual meeting[~~, directors of the second class shall be elected to~~]
of stockholders; provided, however, that any director in office at the annual meeting of stockholders in 2010 whose term of office expires at the annual meeting of stockholders in 2011 shall continue to hold office until the end of the term for which such director was elected and that any director in office at the annual meeting of stockholders in 2010 whose term of office expires at the annual meeting of stockholders in 2012 shall continue to hold office until the annual meeting of stockholders in 2011, at which time the term of office of such director shall expire notwithstanding the election of such director to an original term expiring at the annual meeting of stockholders in 2012; and provided, further, that each director elected at the annual meeting of stockholders in 2010 shall hold office for a term expiring at the [~~second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting~~]
next succeeding annual meeting of stockholders notwithstanding that this Certificate of Amendment to the Certificate of Incorporation may be filed with the Secretary of State of the State of Delaware after the annual meeting of stockholders in 2010 at which such director was elected and this Certificate of Amendment to the Certificate of Incorporation was adopted by the stockholders
. Each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next [~~election of the class for which such directors shall have been chosen~~]
succeeding annual meeting of stockholders
 and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the [~~tern~~]
term
 of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.[ ~~Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.~~]

EXHIBIT B

Marked Copy Showing Changes to the Restated Certificate of Incorporation of Liz Claiborne, Inc.

EIGHTH:  [ ~~The Board of Directors shall have the exclusive power to call special~~]
Special
meetings of the stockholders[~~.~~]
may be called only by (i) the Board of Directors or (ii) the Secretary of the Corporation, in the case of clause (ii) at the written request of stockholders that own of record not less than thirty-five percent (35%) of the capital stock of the Corporation entitled to vote generally in the election of directors and which request complies with the procedures for calling a special meeting of stockholders as may be set forth in the By-Laws of the Corporation, as it may be amended from time to time.
No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

EXHIBIT C

Marked Copy Showing Changes to the By-Laws of Liz Claiborne, Inc.

Section 3.  Special Meetings.

(a)
 Unless otherwise prescribed by law or the Restated Certificate of Incorporation (such certificate, as amended from time to time, including resolutions adopted from time to time by the Board of Directors establishing the designation, rights, preferences and other terms of any class or series of capital stock, the “certificate of incorporation”), special meetings of the stockholders may be called only by (i)
the Board of Directors [~~shall have the exclusive power to call special meetings of the~~]
or (ii) the Secretary of the corporation, in the case of clause (ii) at the written request of stockholders that own of record not less than thirty-five percent (35%) of the capital stock of the corporation entitled to vote generally in the election of directors and which request complies with the procedures set forth herein for calling a special meeting of stockholders. Only such business shall be conducted at a special meeting of the stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of the
meeting.

(b) A stockholder request for a special meeting shall state the purpose or purposes of the proposed meeting, be directed and delivered to the secretary and shall be signed and dated by each stockholder, or duly authorized agent of such stockholder, requesting the special meeting and shall be accompanied by the information described in Sections 10(b)(i) and (ii) and Sections 11(a) and (b) of this Article II, as applicable and assuming each such requesting stockholder has made a proposal thereunder, as to any business proposed to be conducted and any nominations proposed to be presented at such special meeting and as to the stockholder(s) requesting the special meeting, which accompanying information shall be true and correct as of the date of the request. The requesting stockholders shall further update and supplement such accompanying information, if necessary, so that such accompanying information shall be true and correct as of the record date for such special meeting. A special meeting requested by stockholders shall be held on such date and at such time and place as shall be determined by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting is received by the secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if (i) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, (ii) the Board of Directors has called or calls for an annual meeting of stockholders to be held within ninety (90) days after the secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the stockholders’ request or (iii) an annual or special meeting that included the business specified in the request (as determined in good faith by the Board of Directors) was held not more than ninety (90) days before the request to call the special meeting was received by the secretary.

 (c) A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the secretary, and if, following such revocation there are un-revoked requests from stockholders holding of record in the aggregate less than the requisite number of shares of capital stock entitling such stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting. If none of the stockholders who submitted the request for a special meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, or if the stockholders who submitted the request for the special meeting do not own of record, at the time of the special meeting, not less than thirty-five percent (35%) of the capital stock of the corporation entitled to vote generally in the election of directors, the corporation need not present such nominations or other business for a vote at such meeting.

(d) Business transacted at all special meetings shall be confined to the matters stated in the notice of special meeting. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(e) Notwithstanding the foregoing provisions of this Section 3 of Article II, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3 of Article II; provided however, that any references in this Section 3 of Article II to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business or nominations to be considered pursuant to this Section 3 of Article II. Nothing in this Section 3 of Article II shall be deemed to affect any rights of the holders of any series of Preferred Stock if and to the extent provided for under law, the certificate of incorporation or these by-laws.

Section 10.  Advance Notice of Stockholder Proposed Business at Annual Meetings.  (a) To be properly brought before an annual meeting of the stockholders, the proposal of business (other than the nomination of a person for election as a director, which is governed by Section 11 of this Article II and Article Sixth of the certificate of incorporation), must be either (i) specified in the notice of meeting (or supplement thereto) given by or at the direction of the Board of Directors or (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any committee thereof) or (iii) otherwise properly brought before the meeting by any stockholder of the corporation (A) who was a stockholder of record of the corporation at the time the notice provided for in this Section 10 of Article II is delivered to the Secretary and at the time of the annual meeting, (B) who is entitled to vote at the meeting, and (C) who complies with the notice procedures set forth in this Section 10 of Article II.[ ~~The~~]
Except as otherwise provided in Section 3 of this Article II, the foregoing clause (iii) shall be the exclusive means for a stockholder to submit such business before any meeting of stockholders of the corporation (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). For any business to be properly brought before an annual meeting by a stockholder (other than the nomination of a person for election as a director, which is governed by Section 11 of this Article II), the stockholder must have given, in proper form, timely notice thereof in writing to the Secretary of the corporation and any such proposed business must be a proper matter for stockholder action. To be timely for the purposes of this Section 10 of Article II, a stockholder’s notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid to the Secretary of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the corporation. In no event shall any adjournment or postponement of an annual meeting for which notice has been given or the public announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 10 of Article II.

Section 11(g). No stockholder, other than the stockholders requesting a special meeting pursuant to Section 3 of this Article II, shall be permitted to submit nominations at any special meeting of the stockholders requested by stockholders pursuant to Section 3 of this Article II.

EXHIBIT D

LIZ CLAIBORNE, INC. 2010 SECTION 162(m) LONG TERM PERFORMANCE PLAN

1.	Purpose

The purpose of the Liz Claiborne, Inc. 2010 Section 162(m) Long Term Performance Plan (the “Plan”) is to provide incentives to certain senior officers in a manner designed to reinforce the Company’s performance goals; to strengthen the Company’s “pay for performance” ethic by linking a significant portion of participants’ compensation to the achievement of such goals; and to continue to attract, motivate and retain high performing executives on a competitive basis, while seeking to preserve for the Company’s benefit, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to such executives through payment of qualified “performance-based” compensation within the meaning of section 162(m)(4)(C) of the Code.

2	Definitions

The following terms have the meanings indicated unless a different meaning is clearly required by the context:

(a) “Board of Directors” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Liz Claiborne, Inc., and all members of the Committee shall be “outside directors” within the meaning of section 162(m) of the Code.

(d) “Company” means Liz Claiborne, Inc. and its consolidated subsidiaries and affiliates.

(e) “Participant” means an individual who has received a performance bonus under the Plan.

3	Participation

An individual shall be eligible to participate in the Plan if he or she (a) is an employee of Liz Claiborne, Inc. and (b) has a base salary in excess of $400,000 per year or is reasonably expected by the Committee to have compensation in excess of $1.0 million.

4	Performance Bonuses

The Committee, in its discretion, may grant performance bonuses to eligible individuals. The granting of a performance bonus shall entitle the recipient to receive a payment in cash or shares of Common Stock upon the achievement of specified performance goals during a performance period established by the Committee. The terms of performance bonuses, including the length of the performance period and the performance goals, need not be uniform and may vary from individual to individual. To the extent that a performance bonus provides for payment in shares of Common Stock, such payment shall be made pursuant to the Company’s 2005 Stock Incentive Plan, 2010 Stock Incentive Plan or another similar plan established by the Company, as determined by the Committee.

5	Performance Periods

Each performance period shall be for a period of at least one year, but may include sub-periods of less than a year.

6	Performance Goals

(a) Prior to the ninety-first (91st) day of the applicable performance period and prior to one-quarter of any applicable sub-period, or during such other period as may be permitted under Section 162(m) of the Code, the Committee shall establish one or more objective performance goals for each recipient of a performance bonus with respect to such performance period. Such performance goals shall be expressed in terms of one or more of the following criteria: (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the

Committee deems appropriate and, if the Committee so determines, net of or including dividends); (b) gross or net sales; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (f) value of assets, return or net return on assets, net assets or capital (including invested capital); (g) adjusted pre-tax margin; (h) margins, profits and expense levels; (i) dividends; (j) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (k) reduction of losses, loss ratios or expense ratios; (l) reduction in fixed costs; (m) operating cost management; (n) cost of capital; (o) debt reduction; (p) productivity improvements; (q) inventory turnover measurements; or (r) customer satisfaction based on specified objective goals or a Company-sponsored customer survey. Each such performance goal may (1) be expressed with respect to the Company as a whole or with respect to one or more divisions or business units, (2) be expressed on a pre-tax or after-tax basis, (3) be expressed on an absolute and/or relative basis, (4) employ comparisons with past performance of the Company (including one or more divisions) and/or (5) employ comparisons with the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

(b) To the extent applicable, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of section 162(m)(4)(C) and the regulations thereunder:

(i) all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

(ii) all items of gain, loss or expense for a fiscal year that are related to (A) the disposal of a business or discontinued operations or (B) the operations of any business acquired by Company during the fiscal year; and

(iii) all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

To the extent any objective performance goals are expressed using any earnings or sales-based measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable performance goals are established.

(c) A performance goal may include both goals that relate to the entire performance period as well as goals that relate solely to one or more specific sub -periods within the performance period.

7	Award Amounts

(a) At the time that a performance bonus is granted to a Participant, the Committee shall establish a maximum bonus that such Participant may receive under that performance bonus. The maximum bonus may be expressed as a specified amount in dollars, shares of the Company’s Common Stock or be related to the Participant’s base salary at the start of the performance period by a formula that takes account of the degree of achievement of the goals set for the Participant; provided, however, that the Committee shall have absolute discretion to reduce the actual bonus payment that would otherwise be payable to any Participant on the basis of achievement of performance goals.

(b) The maximum award that may be paid to a Participant in respect of a performance bonus shall be equal to $10.0 million.

8	Payment of Performance Bonus

Performance bonuses shall be paid following the end of the performance period at such time as bonuses are generally paid to the Company’s other executive officers, but in no event later than 2 1/2 months after the end of the fiscal year during which the performance period ends; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under section 162(m) of the

Code) that and the extent to which the performance goals and any other material terms related to the performance bonus were in fact satisfied.

In the event that the Committee determines that the certification as to the achievement of the performance goals with respect to a performance bonus was based on incorrect data, amounts awarded may be recalculated and adjusted to reflect the corrected data. If the subsequent determination is that the performance goals had not been achieved or had been achieved to a lesser extent than originally determined, then the applicable Participant shall, upon written request from the Committee, return to the Company the amounts received in payment of such performance bonus in excess of the amounts that such Participant would have received based on the correct data. If the subsequent determination is that the performance goals were achieved to a greater extent than originally determined, the Committee may proportionally increase the bonus originally paid to the grantee.

9	Death or Termination of Employment

Unless the Committee determines otherwise at the time such performance bonus is granted:

(a) Unless the Committee determines otherwise at the time such performance bonus is granted, in the event of the death of a Participant after the end of a performance period and prior to the payment of the performance bonus for such performance period, such payment shall be made to the representative of the Participant’s estate.

(b) Unless the Committee determines otherwise at the time such performance bonus is granted, in the event of the disability, retirement or other termination of employment of a Participant after the end of a performance period and prior to the payment of the performance bonus for such performance period, the Committee, in its discretion, shall have the power to award to such Participant such performance bonus.

(c) Unless the Committee determines otherwise at the time such performance bonus is granted, in the event of the death, disability, retirement or other termination of employment of a Participant during a performance period, the Committee, in its discretion, shall have the power to award to such Participant (or the representative of the Participant’s estate) an equitably prorated portion of the performance bonus which otherwise would have been earned by such Participant, to be paid at such time as the performance bonus would have been paid to the Participant if not for such event. In no event shall a performance bonus be paid to a terminated Participant, other than a termination due to death or disability, if the performance goal was not achieved.

10	Nontransferability

The right of a Participant or of any other person to a performance bonus shall not be assigned, transferred, pledged or encumbered in any manner and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

11	Administrative Provisions

(a) The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to correct any defect, supply any omission and reconcile any inconsistency in the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of the Plan. Decisions of the Committee shall be final and binding on all parties. All expenses of the Plan shall be borne by the Company.

(b) Actions of the Committee shall be taken by the vote of a majority of its members. To the extent permitted by applicable law, any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

(c) No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

12	Amendment and Termination

The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of section 162(m) of the Code provided in section 162(m)(4)(C) of the Code. Stockholder approval shall be required with respect to any amendment to the Plan to the extent required under section 162(m) of the Code. Upon any termination of the Plan, all rights of a Participant with respect to any performance period that has not ended on or prior to the effective date of such termination shall become null and void.

13	Tax Withholding

All amounts required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

14	Miscellaneous

(a) The Plan was adopted by the Board of Directors on January 28, 2010, subject to stockholder approval. No payments may be made under the Plan until the Plan is approved by the Company’s stockholders. If the Plan is approved by the Company’s stockholders at their 2010 annual meeting, no bonus will be payable hereunder in respect of any fiscal year beginning after January 28, 2015.

(b) The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.

(c) Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant’s employment. No person shall have any claim or right to participate in or receive any award under the Plan.

(d) Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect, except that a Participant who receives a performance bonus with a one-year performance period shall not be eligible to participate in the Company’s regular annual bonus program for such year.

(e) Any section or other headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such subdivisions.

(f) Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company’s Federal tax deduction in respect of an award hereunder may be limited as a result of section 162(m) of the Code, the Committee may delay such payment as provided below. In the event the Committee determines to delay the payment of a bonus or any portion thereof hereunder, the Committee shall credit the amount of the award so delayed to a book account. The amount so credited to the book account shall be adjusted to reflect gains and losses that would have resulted from the investment of such amount in any investment vehicle or vehicles selected by the Committee. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution; any book account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

(g) The amount credited to the Participant’s account hereunder shall be paid to the Participant within 30 days after the Participant’s termination of employment. Notwithstanding the foregoing, such amount shall not be paid until the date six months after the date of the termination of employment to the extent necessary to comply with Section 409A(a)(B)(i) and applicable Treasury Regulations. Following any such six-month delay, all such delayed payments will be paid in a single lump sum on the date six months after such termination of employment.

(h) The Plan is intended to comply with the requirements of Section 409A of the Code so as not to be subject to tax under Section 409A, and shall be interpreted accordingly.

Liz Claiborne, Inc. 1441 Broadway New York, New York 10018 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Thursday, May 21, 2009 The Proxy Statement, Annual Report and other proxy materials are available at: http://bnymellon.mobular.net/bnymellon/liz This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 7, 2009 to facilitate timely delivery. Dear Liz Cla iborne, Inc. Stockholder: The 2009 Annual Meeting of Stockholders of Liz Claiborne, Inc. (the “Company”) wil be held at our offices at 1441 Broadway, New York, New York, on Thursday, May 21, 2009 at 10:00 a.m. local time. For directions please call 212-626-5777. Proposals to be considered at the Annual Meetin g: (1) to elect three Directors to serve until the 2012 annual meeting of stockholders of the Company; (2) to ratify the appointment of Deloitte & Touche LLP as the Company’s in dependent regis tered public accounting fir m for 2009; (3) to vote on a charter amendment to remove supermajority votin g provisions; (4) to vote on a stockhold er proposal as described n i the Proxy Statement; and (5) to consider and act upon any other business that may properly come before the meeting or any adjo urnment(s) thereof. Management recommends a vote “FOR” Items 1, 2 and 3. Management recommends a vote “AGAINST” Item 4. The Board of Dir ectors has fixed the close of business on March 24, 2009 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof. CONTROL NUMBER You may vote your proxy when you view the materials on the Internet. You will be asked to enter this 11-digit control number If you would like to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for receiving a copy. Please make your request for a copy as instructed below on or before May 7, 2009 to facilitate a timely delivery. Meeting Location: Liz Claiborne, Inc. 1441 Broadway New York, New York 10018 The following Proxy Materials are available for you to review online: • the Company’s 2009 Proxy Statement (includin g all attachments thereto); • the Company Annual Report for the year ended January 3, 2009 (which s i not deemed to be part of the official proxy solic iting materials); and • any amendments to the foregoin g materia ls that are required to be furnished to stockholders. To request a paper copy of the Proxy Materials, (you must reference your 11 digit control number) Tele phone: 1-888-313-0164 (outside of the U.S and Canada call 201-680-6688), Email: shrrelations@bnymellon.com Internet: http://bnymellon.mobular.net/bnymellon/liz ACCESSING YOUR PROXY MATERIALS ONLINE YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY. The Proxy Materials for Liz Claiborne, Inc. are available to review at: http://bnymellon.mobular.net/bnymellon/liz Have this notice available when you request a PAPER copy of the Proxy Materials, when you want to view your proxy materia ls online OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY. VOTE BY INTERNET Use the Internet to vote your shares. Have this card in hand when you access the above web site. On the top right hand side of the web site cli ck on “Vote Now ” to access the electronic proxy card and vote your shares

The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2, FOR Proposal 3 and AGAINST Proposal 4. Ple ase mark your votes as X n i dicated in this example 1. Election of Directors (Term Expiring In 2012) FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Nominees: 2. RATIFICATION OF THE APPOINTMENT OF DELOITTE 01 Bernard W. Aronson & TOUCHE LLP as Independent Registered Public Accounting Firm for fiscal 2009. 02 Nancy J. Karch 3. Charter amendment to remove supermajority voting provision. 4. The Stockholder Proposal as described in the Proxy 03 Kenneth B. Gilman Statement. 5. In accordance with the named proxies’ discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein, FOR Proposal 2, FOR Proposal 3 and AGAINST Proposal 4. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2009 Annual Meeting of Stockholders. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting are available through 11:59 PM Eastern Time on May 20, 2009 INTERNET http://www.eproxy.com/liz Use the Internet to vote. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote. Have your proxy card in hand when you cal . If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, Important Notice Regarding the Availability of Proxy Materials signed and returned your proxy card. for the Shareholder Meeting to be held on May 21, 2009: You can view the Proxy Statement and 2008 Annual Report on the Internet at http://bnymellon.mobular.net/bnymellon/liz

The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2, FOR Proposal 3 and AGAINST Proposal 4. Ple ase mark your votes as X n i dicated in this example 1. Election of Directors (Term Expiring In 2012) FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Nominees: 2. RATIFICATION OF THE APPOINTMENT OF DELOITTE 01 Bernard W. Aronson & TOUCHE LLP as Independent Registered Public Accounting Firm for fiscal 2009. 02 Nancy J. Karch 3. Charter amendment to remove supermajority voting provision. 4. The Stockholder Proposal as described in the Proxy 03 Kenneth B. Gilman Statement. 5. In accordance with the named proxies’ discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein, FOR Proposal 2, FOR Proposal 3 and AGAINST Proposal 4. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2009 Annual Meeting of Stockholders. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting are available through 11:59 PM Eastern Time on May 20, 2009 INTERNET http://www.eproxy.com/liz Use the Internet to vote. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote. Have your proxy card in hand when you cal . If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, Important Notice Regarding the Availability of Proxy Materials signed and returned your proxy card. for the Shareholder Meeting to be held on May 21, 2009: You can view the Proxy Statement and 2008 Annual Report on the Internet at http://bnymellon.mobular.net/bnymellon/liz

LIZ CLAIBORNE, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2009 The undersigned hereby appoints WILLIAM L. MCCOMB, NICHOLAS RUBINO and ANDREW C. WARREN, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be held at the offices of Liz Claiborne, Inc. at 1441 Broadway, New York, New York, on Thursday, May 21, 2009, at 10:00 a.m., prevaili ng local time, and at any adjournments or postponements thereof, as set forth on the reverse side hereof. THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THE CHARTER AMENDMENT TO REMOVE SUPERMAJORITYV OTING PROVISION, THE STOCKHOLDER PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED. YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. (Continued and to be marked, dated and signed, on the other side) BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE LIZ CLAIBORNE, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 21, 2009 10:00 A.M. OFFICES OF LIZ CLAIBORNE, INC. 1441 BROADWAY NEW YORK, NEW YORK FOR DIRECTIONS, CALL (212) 626-5777 WE INVITE YOU TO JOIN US. YOUR VOTE IS IMPORTANT PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Sim ply lo g on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.